SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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VIASAT, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 22, 2010
8:30 a.m. Pacific Time

Dear Fellow Stockholder:

You are cordially invited to attend our 2010 annual meeting of stockholders, which will be held at the corporate offices of ViaSat, located at 6155 El Camino Real, Carlsbad, California on September 22, 2010 at 8:30 a.m. Pacific Time. We are holding the annual meeting for the following purposes:

1. To elect B. Allen Lay and Jeffrey M. Nash to serve as Class II Directors for a three-year term to expire at the 2013 annual meeting of stockholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for the fiscal year ending April 1, 2011.

3. To approve an amendment to the 1996 Equity Participation Plan.

4. To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

All stockholders of record as of July 26, 2010, the record date, are entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or nominee with instructions on how to vote your shares.

By Order of the Board of Directors

Mark D. Dankberg
Chairman of the Board and
Chief Executive Officer

Carlsbad, California
August 2, 2010

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,
PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

6155 El Camino Real
Carlsbad, California 92009

PROXY STATEMENT

The Board of Directors of ViaSat, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on September 22, 2010 at 8:30 a.m. Pacific Time at the corporate offices of ViaSat, located at 6155 El Camino Real, Carlsbad, California, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.”

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because ViaSat’s Board of Directors is soliciting your proxy to vote at the 2010 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about August 2, 2010 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned ViaSat common stock on the record date, July 26, 2010, are entitled to vote at the annual meeting. On this record date, there were approximately 40,543,728 shares of ViaSat common stock outstanding. Common stock is our only class of stock entitled to vote. We are also sending along with this proxy statement our 2010 fiscal year annual report, which includes our financial statements.

What am I voting on?

The items of business scheduled to be voted on at the annual meeting are:

•	Proposal 1: The election of B. Allen Lay and Jeffrey M. Nash to serve as Class II Directors for a three-year term to expire at the 2013 annual meeting of stockholders.

•	Proposal 2: The ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm for the 2011 fiscal year.

•	Proposal 3: The amendment to the 1996 Equity Participation Plan.

We also will consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board of Directors unanimously recommends that you vote “FOR” the election of the director nominees listed in this proxy statement (Proposal 1), “FOR” the ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm (Proposal 2), and “FOR” the amendment to the 1996 Equity Participation Plan (Proposal 3).

How many votes do I have?

You are entitled to one vote for every share of ViaSat common stock that you own as of July 26, 2010.

How do I vote by proxy?

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the annual meeting or vote your shares in person.

If you complete and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the annual meeting.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before your proxy is voted at the annual meeting. You may revoke your proxy in any of the following three ways:

•	you may send in another signed proxy bearing a later date;

•	you may deliver a written notice of revocation to ViaSat’s Corporate Secretary prior to the annual meeting; or

•	you may notify ViaSat’s Corporate Secretary in writing before the annual meeting and vote in person at the meeting.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or nominee to revoke any prior instructions.

How do I vote in person?

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. However, if your shares are held in street name and you wish to vote at the annual meeting, you must bring to the annual meeting a “legal proxy” from the broker, bank or nominee that holds your shares. The legal proxy will give you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

Can I vote via the internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If your bank or brokerage firm does not offer internet or telephone voting information, please complete and return your proxy card or voting instruction card in the self-addressed, postage-paid envelope provided.

How can I attend the annual meeting?

You are entitled to attend the annual meeting only if you were a ViaSat stockholder or joint holder as of the record date, July 26, 2010, or you hold a valid proxy for the annual meeting. You should be prepared to present valid government issued photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the annual meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of July 26, 2010. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting.

What constitutes a quorum?

A quorum is present when at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. This year, approximately 20,271,865 shares must be represented to constitute a quorum at the meeting and permit us to conduct our business.

What vote is required to approve each proposal?

In the election of directors, the two nominees for director who receive the most votes will be elected. All other proposals require the favorable vote of a majority of those shares present, in person or by proxy, and entitled to vote on that proposal. Voting results will be tabulated and certified by our transfer agent, Computershare.

What is the effect of abstentions and broker non-votes?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Because directors are elected by a plurality of votes cast, abstentions will have no effect on the election of directors. With respect to all other proposals, abstentions have the same effect as a vote “AGAINST” the proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. In tabulating the voting results for any such proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What are the costs of soliciting these proxies?

We will pay the entire cost of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

I share an address with another stockholder, but we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the Securities and Exchange Commission, or SEC, permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to ViaSat, Inc., Attention: Investor Relations, 6155 El Camino Real, Carlsbad, California 92009, by email at ir@viasat.com or by telephone at (760) 476-2633. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request.

Important notice regarding the availability of proxy materials for the ViaSat annual meeting of stockholders to be held on September 22, 2010

Under rules adopted by the SEC, we are also furnishing proxy materials to our stockholders via the internet. This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. This proxy statement and our annual report to stockholders are available on the “Investor Relations” section of our website at investors.viasat.com. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose this option, your choice will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your broker, bank or nominee for instructions on how to elect this option.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting ViaSat’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of ViaSat’s integrity is our commitment to sound corporate governance. Our corporate governance guidelines and Guide to Business Conduct can be found on the “Investor Relations” section of our website at investors.viasat.com.

Board Responsibilities

Primary Responsibilities.  The Board is the company’s governing body, responsible for overseeing ViaSat’s Chief Executive Officer and other senior management in the competent and ethical operation of the company on a day-to-day basis and assuring that the long-term interests of the stockholders are being served. To satisfy its duties, directors are expected to take a proactive, focused approach to their position, and set standards to ensure that the company is committed to business success through the maintenance of high standards of responsibility and ethics.

Risk Oversight.  We take a comprehensive approach to risk management which is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making. Our senior management is responsible for assessing and managing the company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of enterprise risk as is it pertains to the committee’s area of oversight. In addition, an overall review of risk is inherent in the Board’s consideration of the company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Board Leadership and Independence

Mark Dankberg, our Chief Executive Officer, serves as the Chairman of the Board. Currently, the Board believes this leadership structure provides the most efficient and effective leadership model for ViaSat by enhancing the Chairman and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both the Board and management. The Board regularly evaluates its leadership structure and currently believes ViaSat can most effectively execute its business strategies and plans if the Chairman is also a member of the management team. A single person, acting in the capacities of Chairman and Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute the company’s business strategies and plans. While we have not currently designated a lead independent director, we believe that ViaSat’s unitary leadership structure is appropriately balanced by sound corporate governance principles, the effective oversight of management by non-employee directors and the strength of ViaSat’s independent directors.

The criteria established by The Nasdaq Stock Market, or Nasdaq, for director independence include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is (1) an employee of ViaSat, or (2) a partner in, or an executive officer of, an entity to which ViaSat made, or from which ViaSat received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the directors was disqualified from independent status under the objective standards, other than Mr. Dankberg, who does not qualify as independent because he is a ViaSat employee, and Mr. Targoff, who currently serves as the Chief Executive Officer, President and Vice Chairman of Loral Space &

Communications Inc. (Loral), a company to which we have made payments related to the construction of our high-capacity ViaSat-1 satellite in an amount that exceeds 5% of Loral’s consolidated gross revenues during the relevant period. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards by taking into account the standards in the objective tests, and reviewing and discussing additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to ViaSat and ViaSat’s management. In conducting this evaluation, the Board considered the following relationship that did not exceed Nasdaq objective standards but was identified by the Nomination and Evaluation Committee for further consideration by the Board under the subjective standard: Mr. Stenbit is a non-employee director of Loral, a company with which we do business, as described above. The nature of these relationships and transactions are described in greater detail in “Certain Relationships and Related Transactions.” Based on all of the foregoing, the Board made a subjective determination that Mr. Stenbit maintains the ability to exercise independent judgment in carrying out the responsibilities of a director.

As a result, the Board of Directors affirmatively determined that each member of the Board other than Mr. Dankberg and Mr. Targoff is independent under the criteria established by Nasdaq for director independence. In addition to the Board level standards for director independence, all members of the Audit Committee, Compensation and Human Resources Committee, and Nomination and Evaluation Committee are independent directors.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has seven directors and the following five standing committees: (1) Audit Committee, (2) Compensation and Human Resources Committee, (3) Nomination and Evaluation Committee, (4) Corporate Governance Committee, and (5) Banking/Finance Committee. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the “Investor Relations” section of our website at investors.viasat.com. During our fiscal year ended April 2, 2010, the Board held nine meetings, including telephonic meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served. Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage the attendance of our directors and director nominees at our annual meeting, and historically more than a majority have done so. Four of our directors attended last year’s annual meeting of stockholders.

		Compensation and	Nomination and	Corporate
	Audit	Human Resources	Evaluation	Governance	Banking/Finance
Director	Committee	Committee	Committee	Committee	Committee

Mark D. Dankberg					Member
Robert W. Johnson	Member		Chair	Member
B. Allen Lay	Chair				Member
Jeffrey M. Nash	Member	Chair
John P. Stenbit		Member	Member
Michael B. Targoff				Chair	Chair
Harvey P. White	Member	Member
Number of Meetings in Fiscal 2010	4	6	3	1	0

Audit Committee.  The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that each of the four members of our Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The responsibilities and activities of the Audit Committee are described in greater detail in the “Audit Committee Report.”

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation and Human Resources Committee is responsible for advising and consulting with the officers regarding managerial personnel and development, and for reviewing and, as appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of directors, officers and other managerial employees and the establishment and administration of our employee benefit plans. The objectives of the Compensation and Human Resources Committee are to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. For additional information concerning the Compensation and Human Resources Committee, see “Executive Compensation — Compensation Discussion and Analysis.”

Nomination and Evaluation Committee.  The Nomination and Evaluation Committee reviews and recommends nominees for election as directors and committee members, conducts the evaluation of our Chief Executive Officer, and advises the Board with respect to Board and committee composition.

Corporate Governance Committee.  The Corporate Governance Committee is responsible for the development and recommendation to the Board of a set of corporate governance guidelines and principles, and provides oversight of the process for the self-assessment by the Board and each of its committees.

Banking/Finance Committee.  The Banking/Finance Committee oversees certain aspects of corporate finance for the company, and reviews and makes recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.

Director Nomination Process

The Nomination and Evaluation Committee is responsible for reviewing and assessing the appropriate skills and characteristics required of Board members in the context of the current size and membership of the Board. This assessment includes a consideration of personal and professional integrity, experience in corporate management, experience in our industry, experience as a board member of other publicly-held companies, diversity of expertise and experience, practical and mature business judgment, and with respect to current directors, performance on the ViaSat Board. These factors, and any other qualifications considered useful by the Nomination and Evaluation Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nomination and Evaluation Committee with regard to these factors may change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

In recommending candidates for election to the Board of Directors, the Nomination and Evaluation Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The Nomination and Evaluation Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Evaluation Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Evaluation Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees.

The Nomination and Evaluation Committee will consider candidates recommended by any stockholder who has held our common stock for at least one year and who holds a minimum of 1% of our outstanding shares. When submitting candidates for nomination, stockholders must follow the notice procedures and provide the information specified in the section titled “Other Matters.” In addition, the recommendation must include the following: (1) the name and address of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, (2) a detailed resumé of the nominee, and the signed consent of the nominee to serve if elected, (3) the stockholder’s reason for making the nomination, including an explanation of why the stockholder believes the nominee is qualified for service on our Board, (4) proof of the number of shares of our common stock owned by the record owner and the beneficial owner (if any) on whose behalf the record owner is proposing the nominee, (5) a description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination, (6) a description of any material interest of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, and (7) information regarding the nominee that would be required to be included in our proxy statement by the rules of the SEC, including the nominee’s age, business experience, directorships, and involvement in legal proceedings during the past ten years.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o General Counsel, ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009. The General Counsel will forward such communications to each member of our Board of Directors; provided that, if in the opinion of the General Counsel it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion). Certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

PROPOSAL 1:
ELECTION OF DIRECTORS

Overview

The authorized number of directors is presently seven. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I and Class II consisting of two members, and Class III consisting of three members. We elect one class of directors to serve a three-year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect two Class II Directors to hold office until the 2013 annual meeting. At next year’s annual meeting of stockholders, we will elect Class III directors to hold office until the 2014 annual meeting, and the following year, we will elect Class I directors to hold office until the 2015 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated B. Allen Lay and Jeffrey M. Nash as Class II nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Mr. Lay and Dr. Nash. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with ViaSat, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position with ViaSat	Term Expires	Class

Mark D. Dankberg	55	Chairman and Chief Executive Officer	2011	III
Robert W. Johnson	60	Director	2012	I
B. Allen Lay	75	Director	2010	II
Jeffrey M. Nash	62	Director	2010	II
John P. Stenbit	70	Director	2012	I
Michael B. Targoff	66	Director	2011	III
Harvey P. White	76	Director	2011	III

Class II Directors with Terms Expiring at this Annual Meeting

B. Allen Lay has been a director of ViaSat since 1996. Mr. Lay brings significant business and financial expertise to our Board due to his background as an investor in companies in various fields. From 1983 to 2001, he was a General Partner of Southern California Ventures, a venture capital company. From 2001 to the present he has acted as a consultant to the venture capital industry. Mr. Lay also has significant expertise and perspective as a member of the boards of directors of companies in various industries, including software and hardware. Mr. Lay is currently a director of NPI, LLC, a privately-held developer and supplier of proprietary and patentable ingredients for dietary supplements, and Carley Lamps, LLC, a privately-held manufacturer of specialty light bulbs. In addition, Mr. Lay formerly served on the board of directors of CADO Systems Inc., Meridian Data Inc. and Westbrae Natural, Inc.

Dr. Jeffrey M. Nash has been a director of ViaSat since 1987. Dr. Nash provides our Board with significant operational and financial expertise due to his background as an executive of and investor in companies in various fields, including communications, media and defense. From 1994 until 2003, he served as President of Digital Perceptions Inc., a privately-held consulting and software development firm serving the defense, remote sensing, communications, aviation and commercial computer industries. From 2003 to 2009, Dr. Nash was President and Chairman of Inclined Plane Inc., a privately-held consulting and intellectual property development company serving the defense, communications and media industries. Dr. Nash also brings significant expertise and perspective through his service as a member of the boards of directors of private and public companies in various industries, including defense. Dr. Nash is a member of the board of REMEC, Inc., which is now in dissolution, and he previously served as a director of Pepperball Technologies, Inc., a manufacturer of non-lethal personal defense equipment for law enforcement, security and personal defense applications.

Class III Directors with Terms Expiring in 2011

Mark D. Dankberg is a founder of ViaSat and has served as Chairman of the Board and Chief Executive Officer of ViaSat since its inception in May 1986. Mr. Dankberg provides our Board with significant operational, business and technological expertise in the satellite and communications industry, and intimate knowledge of the issues facing our management, having been a member of ViaSat’s founding group in May 1986. Mr. Dankberg also has significant expertise and perspective as a member of the boards of directors of companies in various industries, including communications. Mr. Dankberg serves as a director of TrellisWare Technologies, Inc., a majority-owned subsidiary of ViaSat that develops advanced signal processing technologies for communication applications, and REMEC, Inc., which is now in dissolution. In addition, Mr. Dankberg serves on the advisory board of Minnetronix, Inc., a privately-held medical device and design company. Prior to founding ViaSat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

Michael B. Targoff has been a director of ViaSat since February 2003. Mr. Targoff has broad-based business knowledge and substantial expertise in corporate finance as an investor in and executive of satellite companies. Mr. Targoff has been Chief Executive Officer of Loral Space & Communications Inc. (Loral) (Nasdaq: LORL) since March 2006, President since January 2008 and Vice Chairman since November 2005. Mr. Targoff originally joined Loral Space & Communications Limited in 1981 and served as Senior Vice President and General Counsel until January 1996, when he was elected President and Chief Operating Officer of the newly formed Loral. In 1998, he founded Michael B. Targoff & Co., which invests in telecommunications and related industry early stage companies. Mr. Targoff also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries, including satellite and telecommunications. Mr. Targoff is chairman of the board of CPI International, Inc. (Nasdaq: CPII) and a director of Leap Wireless International, Inc. (Nasdaq: LEAP). Leap Wireless filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in April 2003, and completed its financial restructuring and emerged from bankruptcy in August 2004. In addition, Mr. Targoff previously served as a director of Infocrossing, Inc. Prior to joining Loral Space & Communications Limited in 1981, Mr. Targoff was a partner in the New York City law firm, Willkie Farr & Gallagher. Mr. Targoff holds a B.A. degree from Brown University and a J.D. degree from the Columbia University School of Law, where he was a Hamilton Fisk Scholar and editor of the Columbia Journal of Law and Social Problems.

Harvey P. White has been a director of ViaSat since May 2005. Mr. White provides our Board with significant operational, management and leadership expertise as an executive of large complex organizations in various industries, including wireless communications. Since June 2004, Mr. White has served as Chairman of (SHW)2 Enterprises, a business development and consulting firm. From September 1998 through June 2004, Mr. White served as Chairman and Chief Executive Officer of Leap Wireless International, Inc. (Nasdaq: LEAP). Leap Wireless filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in April 2003, and completed its financial restructuring and emerged from bankruptcy in August 2004. Prior to Leap Wireless, Mr. White was a co-founder of QUALCOMM Incorporated (Nasdaq: QCOM) where he held various positions including director, President and Chief Operating Officer. Mr. White also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. Mr. White serves on the board of directors of the San Diego Padres, and previously served as a director of Applied Micro Circuits Corporation (Nasdaq: AMCC) and Motive, Inc. Mr. White attended West Virginia Wesleyan College and Marshall University where he received a B.A. degree in Economics.

Class I Directors with Terms Expiring in 2012

Robert W. Johnson has been a director of ViaSat since 1986. Dr. Johnson brings significant business and corporate finance expertise to our Board through his role as an investor in companies in diverse and various industries, including network and storage security. Dr. Johnson has worked in the venture capital industry since 1980, and has acted as an independent investor and served on the board of directors of a number of entrepreneurial companies since 1983. Dr. Johnson formerly served as a director of hi/fn, inc. Dr. Johnson holds B.S. and M.S. degrees in Electrical Engineering from Stanford University and M.B.A. and D.B.A. degrees from the Harvard Business School.

John P. Stenbit has been a director of ViaSat since August 2004, and is a consultant for various government and commercial clients. Mr. Stenbit provides our Board with significant technological, defense and national security expertise as a result of his distinguished career of government service focused on the communications, aerospace and satellite fields. From 2001 to his retirement in March 2004, Mr. Stenbit served as the Assistant Secretary of Defense for Command, Control, Communications, and Intelligence (C3I) and later as Assistant Secretary of Defense of Networks and Information Integration / Department of Defense Chief Information Officer, the C3I successor organization. From 1977 to 2001, Mr. Stenbit worked for TRW, retiring as Executive Vice President. Mr. Stenbit was a Fulbright Fellow and Aerospace Corporation Fellow at the Technische Hogeschool, Einhoven, Netherlands. Mr. Stenbit has chaired the Science Advisory Panel to the Director for the Administrator of the Federal Aviation Administration. Mr. Stenbit also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. Mr. Stenbit currently serves on the board of directors of Cogent, Inc. (Nasdaq: COGT) and Loral Space & Communications Inc. (Nasdaq: LORL). He also serves on the board of trustees of The Mitre Corp. a private, not-for-profit corporation, and as a member of the Defense Science Board, the Advisory Board of the National Security Agency, the Science Advisory Group of the U.S. Strategic Command and the Naval Studies Board. Mr. Stenbit previously served as a director of SM&A Corporation and SI International, Inc.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Mr. Lay and Dr. Nash.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for our fiscal year ending April 1, 2011. PricewaterhouseCoopers has served as our independent registered public accounting firm since the fiscal year ended March 31, 1992. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed by PricewaterhouseCoopers for professional services rendered for the fiscal years ended April 2, 2010 and April 3, 2009:

	Fiscal 2010	Fiscal 2009
Fee Category	Fees ($)	Fees ($)

Audit Fees	1,724,812	1,638,602
Audit-Related Fees	165,510	145,826
Tax Fees	20,467	48,119
All Other Fees	12,000	6,000

Total Fees	1,922,789	1,838,547

Audit Fees.  This category includes the audit of our annual consolidated financial statements and the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  This category consists of assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported above as “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees.  This category consists of professional services rendered by PricewaterhouseCoopers, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees.  This category consists of fees for products and services other than the services reported above, including fees for subscription to PricewaterhouseCoopers’ on-line research tool.

Pre-Approval Policy of the Audit Committee

The Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal 2010, the fees paid to PricewaterhouseCoopers shown in the table above were pre-approved in accordance with this policy.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm.

PROPOSAL 3:
AMENDMENT TO THE
1996 EQUITY PARTICIPATION PLAN

Overview

We are requesting that our stockholders vote in favor of an amendment to our 1996 Equity Participation Plan. In this proxy statement, we sometimes refer to this plan as the Equity Plan. On June 21, 2010, our Board of Directors approved the amendment to the Equity Plan, subject to stockholder approval at the annual meeting.

If approved by the stockholders, the amendment will increase the number of shares of common stock available for issuance under the Equity Plan. As of July 1, 2010, approximately 302,021 shares remained available for issuance under the Equity Plan, which is insufficient to meet our forecasted needs during the next year. We are asking for approval of 4.8 million shares over the number of shares we already have available for grant. After carefully forecasting our anticipated growth rate for the next few years, we believe that this increase will be sufficient for at least two years worth of equity-based grants under our current compensation program.

The amendment to the Equity Plan will also implement the following changes:

•	An increase in the fungible share ratio used for purposes of counting full-value awards, such as restricted stock units, granted under the Equity Plan against the shares remaining available under such plan from 2:1 to 2.65:1.

•	An extension of the period during which incentive stock options may be granted under the Equity Plan from its current expiration date in 2018 until 2020.

THE BOARD RECOMMENDS THAT
YOU VOTE “FOR” THE AMENDMENT TO THE EQUITY PLAN

Why You Should Vote for the Amendment to the Equity Plan

Equity Incentive Awards Are an Important Part of Our Compensation Philosophy

The Equity Plan is critical to our ongoing effort to build stockholder value. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity incentive awards are central to our compensation program. Our Board of Directors and its Compensation and Human Resources Committee believe that our ability to grant equity incentive awards, including stock options and restricted stock units, to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate world-class talent. Historically, we have primarily issued stock options and restricted stock units because these forms of equity compensation provide a strong retention value and incentive for employees to work to grow the business and build stockholder value, and are attractive to employees who share the entrepreneurial sprit that has made ViaSat a success.

We believe our strategy is working. During the last two years, our employee turnover rate, inclusive of both voluntary and involuntary turnover, has averaged below 7%, which is much lower than the annual 18% employee turnover rate for similar industries as reported in the 2010 Radford Trends Report. The stock incentive programs ViaSat has in place have worked to build stockholder value by attracting and retaining extraordinarily talented employees. We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the world-class talent necessary for our continued growth and success.

The Equity Plan Will No Longer Have Shares Available for Grant

Under our current forecasts, the Equity Plan will run out of shares available for grant in the fall of 2010, and we will not be able to issue equity to our employees, directors and consultants unless our stockholders approve the amendment to the Equity Plan. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating our employees if we are unable to make equity grants to them. Equity-based grants are a more effective compensation vehicle than cash at a growth-oriented, entrepreneurial company because they align employee and stockholder interests with a smaller impact on current income and cash flow.

We Manage Our Equity Incentive Award Use Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The Compensation and Human Resources Committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. As of July 1, 2010, we had the following awards outstanding and shares available for grant under our existing equity compensation plans:

Equity Compensation Plans as of July 1, 2010(1)

Options outstanding	4,517,813
Restricted stock units outstanding	1,236,544
Shares available for grant	330,801
Weighted average exercise price of outstanding options	$20.846
Weighted average remaining term of outstanding options	3.06 years

(1)	This table excludes (a) the 4.8 million additional shares we are requesting, and (b) the ViaSat, Inc. Employee Stock Purchase Plan.

To continue to manage and control the amount of our common stock used for equity compensation, our Board of Directors adopted a burn rate policy for fiscal years 2011 through 2013 to be effective if our stockholders approve this proposal. During this three year period, beginning with our 2011 fiscal year and ending with our 2013 fiscal year, our burn rate policy will require us to limit the number of shares that we grant subject to stock awards over the three year period to no more than an annual average of 5.16% of our outstanding common stock (which is equal to the median burn rate plus one standard deviation for the average of the 2009 and 2010 calendar years for Russell 3000 companies in our Global Industry Classification Standards Peer Group (Technology Hardware and Equipment), as published by RiskMetrics Group in 2009). Our annual burn rate will be calculated as the number of shares subject to stock awards (including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards) granted during our fiscal year (although for purposes of this analysis the number of shares subject to performance units and performance shares will be counted in the fiscal year that they are paid out instead of the fiscal year in which they are granted) divided by our outstanding common stock, measured as of the last day of each fiscal year, both as reported in our periodic filings with the SEC. Awards that are settled in cash, awards that are granted pursuant to stockholder approved exchange programs, awards sold under our employee stock purchase plan and awards issued, assumed or substituted in acquisitions will be excluded from our burn rate calculation. For purposes of our calculation, each share subject to a full value award (i.e., restricted stock, restricted stock units, performance shares and any other award that does not have an exercise price per share equal to the per share fair market value of our common stock on the grant date) will be counted as more than one share on the following schedule: (a) 1.5 shares if our annual common stock price volatility is 54.6% or higher; (b) 2.0 shares if our annual common stock price volatility is between 36.1% and 54.6%; (c) 2.5 shares if our annual common stock price volatility is between 24.9% and 36.1%; (d) 3.0 shares if our annual common stock price volatility is between 16.5% and 24.9%; (e) 3.5 shares if our annual common stock price volatility is between 7.9% and 16.5%; and (f) 4.0 shares if our annual common stock price volatility is less than 7.9%.

In requesting approval of the amendment to the Equity Plan, we are asking stockholders for a projected two to three year pool of shares to comply with our burn rate policy and provide a predictable amount of equity for attracting, retaining and motivating employees, directors and consultants as we continue to grow.

The Equity Plan Combines Compensation and Governance Best Practices

The Equity Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•	Continued broad-based eligibility for equity awards. We grant equity awards to a significant number of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

•	Stockholder approval is required for additional shares. The Equity Plan does not contain an annual “evergreen” provision. The Equity Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities which may be issued under the Equity Plan.

•	No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. To date we have not granted any stock appreciation rights under the Equity Plan.

•	Repricing is not allowed. The Equity Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights without prior stockholder approval.

•	Reasonable share counting provisions. In general, when awards granted under the Equity Plan expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of common stock that are delivered by the grantee or withheld by ViaSat as payment of the exercise price in connection with the exercise of an option or payment of the tax withholding obligation in connection with any award will not be returned to the share reserve.

•	Reasonable limit on full value awards. For purposes of calculating the shares that remain available for issuance under the Equity Plan, grants of options and stock appreciation rights are counted as the grant of one share for each one share actually granted, as described above. In addition, with respect to a stock appreciation right award settled in shares of common stock, the share reserve will be reduced by the aggregate number of shares subject to the stock appreciation right and not just by the number of shares actually delivered upon exercise of the stock appreciation right. However, to protect our stockholders from potentially greater dilutive effect of full value awards, all grants of restricted stock, performance awards, dividend equivalents, restricted stock units and stock payments with a share purchase price less than fair market value on the date of grant are deducted from the Equity Plan’s share pool as 2.65 shares for every one share actually granted. The proposed increase of our fungible share ratio from 2:1 to 2.65:1 is intended to more closely reflect the current relative fair value of our stock option and full value awards. We believe that, based on an external valuation methodology, the proposed amendment is necessary to reflect an equivalent fair value comparison of our stock option and full value awards.

Summary of the Equity Plan

The following is a summary of the Equity Plan, as amended pursuant to this proposal. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the 1996 Equity Participation Plan, as amended and restated to reflect the amendments pursuant to this proposal, a copy of which is attached as Appendix A to this proxy statement.

General Nature and Purpose.  The Equity Plan was adopted (1) to further our growth, development and financial success by providing additional incentives to some of our key employees who have been or will be given responsibility for the management or administration of our business affairs, by assisting them to become owners of our capital stock and thus to benefit directly from our growth, development and financial success, and (2) to enable us to retain the services of the type of professional, technical and managerial employees considered essential to our long-range success, by providing and offering them the opportunity to become owners of our capital stock. The Equity Plan provides for the grant to our executive officers, other key employees, consultants and non-employee directors of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock, restricted stock units, dividend equivalents, stock payments, stock appreciation rights and performance awards.

Administration.  The Compensation and Human Resources Committee of the Board of Directors administers the Equity Plan. In addition to administering the Equity Plan, the Compensation and Human Resources Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan.

Shares Subject to Equity Plan.  The Equity Plan currently provides for the issuance of up to 12,600,000 shares of our common stock and, if this proposal is approved, will provide for the issuance of up to 17,400,000 shares of our common stock. Awards of restricted stock, performance awards, dividend equivalents, restricted stock units, and stock payments with a share purchase price less than fair market value are currently counted as two shares for every one share actually granted for purposes of calculating the number of shares available for issuance under the Equity Plan and, if this proposal is approved, will count as 2.65 shares for every one share actually granted for this purpose. Grants of stock options and stock appreciation rights will continue to be counted as the grant of one share for each one share actually granted for purposes of calculating the total number of remaining shares available for issuance under the Equity Plan. In addition, with respect to a stock appreciation right award settled in shares of common stock, the share reserve will be reduced by the aggregate number of shares subject to the stock appreciation right and not just by the number of shares actually delivered upon exercise of the stock appreciation right.

To the extent that an option, or any other right to acquire shares under the Equity Plan, expires or is cancelled without having been fully exercised, or is settled in cash, then such shares as to which such award was not exercised prior to its expiration or cancellation are added back to the Equity Plan and may be re-granted under the Equity Plan. In addition, any shares of restricted stock forfeited or repurchased by ViaSat may be re-granted under the Equity Plan. However, shares of common stock that are delivered by the grantee or withheld by ViaSat as payment of the exercise price in connection with the exercise of an option or payment of the tax withholding obligation in connection with any award will not be returned to the share reserve.

The number of shares subject to the Equity Plan, and the limitations on the number of shares subject to grants and awards under the Equity Plan, may in the discretion of the Compensation and Human Resources Committee (or the Board of Directors, in the case of awards to non-employee directors) be adjusted to reflect changes in our capitalization or certain corporate events which are described more fully in the Equity Plan, but include stock splits, recapitalizations, reorganizations and reclassifications. In the event of an equity restructuring, (1) the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted, and (2) the Compensation and Human Resources Committee (or the Board of Directors, in the case of awards to non-employee directors) will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the Equity Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to awards to a participant during any calendar year).

Not more than 500,000 shares may be subject to options or stock appreciation rights for any one individual per fiscal year. The Equity Plan also has an individual award limit of 150,000 shares per fiscal year for grants of restricted stock, performance awards, dividend equivalents, restricted stock units and stock payments (except for grants made upon initial service of an employee, which has an award limit of 300,000 shares). Individual awards designated to be paid in cash may not exceed $1,000,000.

Eligibility.  Any employee, consultant or non-employee director selected by the Compensation and Human Resources Committee (or the Board of Directors, in the case of awards to non-employee directors) is eligible to receive equity awards under the Equity Plan. The Compensation and Human Resources Committee (or the Board of Directors, in the case of awards to non-employee directors), in its absolute discretion, will determine (1) among the eligible participants the individuals to whom awards are to be granted, (2) the number of shares to be granted, and (3) the terms and conditions of the grants.

Grant of Options.  The Compensation and Human Resources Committee (or the Board of Directors, in the case of an option granted to a non-employee director) will from time to time, in its absolute discretion, determine (1) the number of shares to be subject to options granted to selected employees, consultants and non-employee directors, (2) whether the options are to be incentive stock options or non-qualified stock options, and (3) the terms and conditions of the options, in a manner consistent with the Equity Plan.

Purchase Price of Optioned Shares.  The price per share of the shares subject to each option is set by the Compensation and Human Resources Committee (or the Board of Directors, in the case of an option granted to a non-employee director). However, the price per share cannot be less than fair market value on the date the option is granted. In the case of incentive stock options granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of ViaSat or any subsidiary or parent corporation of ViaSat, the price cannot be less than 110% of the fair market value of a share of common stock on the date the option is granted.

Terms of Options.  The term of an option is set by the Compensation and Human Resources Committee (or the Board of Directors, in the case of an option granted to a non-employee director) in its discretion. However, the term of an option cannot exceed six years under the Equity Plan. In the case of incentive stock options granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of ViaSat, the term may not exceed five years.

Exercise of Options.  Upon the exercise of an option under the Equity Plan, the optionee must make full cash payment to the Corporate Secretary of ViaSat for the shares with respect to which the option, or portion of the option, is exercised. However, the Compensation and Human Resources Committee (or the Board of Directors, in the case of an option granted to a non-employee director) may in its discretion allow various forms of payment, which are described in the Equity Plan.

Other Stock Awards.  The Equity Plan allows for various other awards including restricted stock, performance awards, dividend equivalents, restricted stock units, stock payments and stock appreciation rights. Except as expressly permitted by the Equity Plan, awards of restricted stock will have a minimum vesting schedule of three years (except for restricted stock performance awards, which will have a minimum vesting schedule of one year). The term of a stock appreciation right cannot exceed six years under the Equity Plan and the exercise price per share of a stock appreciation right cannot be less than fair market value on the date the stock appreciation right is granted.

Automatic Director Grants.  During the term of the Equity Plan, a person who is initially elected to the Board of Directors and who is a non-employee director at that time is automatically granted 3,000 restricted stock units and an option to purchase 9,000 shares of common stock. At each subsequent annual meeting of stockholders, each non-employee director will automatically be granted 1,600 restricted stock units and an option to purchase 5,000 shares of common stock. The initial equity grants to non-employee directors vest in three equal annual installments on the first three anniversaries of the date of grant. The annual equity grants to non-employee directors vest in full on the first anniversary of the date of grant.

Performance Criteria.  The Compensation and Human Resources Committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code (the Code). The Compensation and Human Resources Committee may grant to such covered employees restricted stock, restricted stock units, stock appreciation rights, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance criteria as applicable to our performance or the performance of a division, business unit or an individual:

•	net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization),

•	gross or net sales or revenue,

•	net income (either before or after taxes),

•	operating earnings or profit,

•	cash flow (including, but not limited to, operating cash flow and free cash flow),

•	return on assets,

•	return on capital,

•	return on stockholders’ equity,

•	return on sales,

•	gross or net profit or operating margin,

•	costs,

•	funds from operations,

•	expenses,

•	working capital,

•	earnings per share, or

•	price per share of our common stock.

No Repricing.  The Equity Plan prohibits the repricing or other exchange of underwater stock options or stock appreciation rights without prior stockholder approval.

Amendment and Termination of the Plan.  The Equity Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board of Directors or the Compensation and Human Resources Committee. However, without approval of the stockholders of ViaSat, the Equity Plan may not be amended to (1) increase the maximum number of shares issuable upon exercise of equity awards granted under the Equity Plan and (2) no action of the Board or the Compensation and Human Resources Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. The Equity Plan will continue until terminated by the Board of Directors or the Compensation and Human Resources Committee. No incentive stock options may be granted under the Equity Plan after June 21, 2020.

New Plan Benefits

The number of awards that an employee may receive under the Equity Plan is in the discretion of the Board of Directors or the Compensation and Human Resources Committee and therefore cannot be determined in advance. As noted above, the Equity Plan provides for automatic grants of restricted stock units and options to non-employee directors. Other than these formula grants, neither the Compensation and Human Resources Committee nor the Board of Directors has made any determination to grant any awards to any persons under the Equity Plan as of the date of this proxy statement. For illustrative purposes only, the following table sets forth the aggregate number of shares subject to restricted stock units and options granted under the Equity Plan during last fiscal year.

	Number of Shares
	Subject to	Number of Shares
	Restricted Stock	Underlying Options
Name or Group	Units Granted (#)	Granted (#)

Mark D. Dankberg	50,000	150,000
Richard A. Baldridge	25,000	75,000
Ronald G. Wangerin	9,200	27,600
Keven K. Lippert	9,200	27,600
Thomas E. Moore	14,000	15,000
All Current Executive Officers as a Group (9 persons)	156,400	326,200
All Current Non-Employee Directors as a Group (6 persons)	9,600	30,000
All Current Non-Executive Officer Employees as a Group	665,250	27,700

U.S. Federal Income Tax Consequences

The following is a general discussion of the principal tax considerations for both ViaSat and the recipients of the various awards under the Equity Plan, and is based upon the tax laws and regulations of the United States existing as of the date hereof, all of which are subject to modification at any time. The following discussion is intended for general information only. The tax consequences described below are subject to the limitations of Section 162(m) of the Code, as discussed in further detail below. Alternative minimum tax and other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Options

Consequences to Employees: Incentive Stock Options.  No income is recognized for federal income tax purposes by an optionee at the time an incentive stock option is granted, and, except as discussed below, no income is recognized by an optionee upon his or her exercise of an incentive stock option. If the optionee makes no disposition of the common stock received upon exercise within two years from the date such option was granted or one year from the date the option is exercised, the optionee will recognize capital gain or loss when he or she disposes of the common stock. This gain or loss generally will be measured by the difference between the exercise price of the option and the amount received for the common stock at the time of disposition. The exercise of an incentive stock option will give rise to an item of adjustment that may result in alternative minimum tax liability for the optionee. If the optionee disposes of the common stock acquired upon exercise of an incentive stock option within two years after being granted the option or within one year after acquiring the common stock, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent that (1) the lesser of (a) the fair market value of the shares on the date the incentive stock option was exercised or (b) the fair market value at the time of such disposition exceeds (2) the incentive stock option exercise price. Any amount realized upon disposition in excess of the fair market value of the shares on the date of exercise will be treated as long or short-term capital gain, depending upon the length of time the shares have been held.

Consequences to Employees: Non-Qualified Stock Options.  No income is recognized by a holder of a non-qualified stock option at the time a non-qualified stock option is granted. In general, at the time shares of common stock are issued to a holder pursuant to exercise of a non-qualified stock option, the holder will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. A holder will recognize gain or loss on the subsequent sale of common stock acquired upon exercise of a non-qualified stock option in an amount equal to the difference between the selling price and the tax basis of the common stock, which will include the price paid plus the amount included in the holder’s income by reason of the exercise of the non-qualified stock option. Provided the shares of common stock are held as a capital asset, any gain or loss resulting from a subsequent sale will be short-term or long-term capital gain or loss depending upon the length of time the shares have been held.

Consequences to ViaSat: Incentive Stock Options.  We will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an incentive stock option. There are also no federal income tax consequences to us as a result of the disposition of common stock acquired upon exercise of an incentive stock option if the disposition is not a disqualifying disposition. At the time of a disqualifying disposition by an optionee, we will be entitled to a deduction for the amount received by the optionee to the extent that such amount is taxable to the optionee as ordinary income.

Consequences to ViaSat: Non-Qualified Stock Options.  Generally, we will be entitled to a deduction for federal income tax purposes in the year and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of a non-qualified stock option.

Restricted Stock.  Generally, a participant in the Equity Plan will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Equity Plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk of forfeiture and the participant would otherwise be taxable under Code Section 83. ViaSat will be eligible for a tax deduction as a compensation expense at the time the participant recognizes ordinary income equal to the amount of income recognized.

Stock Appreciation Rights.  A participant will not be taxed upon the grant of a stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received upon exercise. At the time of exercise, ViaSat will be eligible for a tax deduction as a compensation expense equal to the amount that the participant recognizes as ordinary income.

Performance Awards, Dividend Equivalents, Restricted Stock Units and Stock Payments.  The participant will have ordinary income upon receipt of stock or cash payable under a performance award, dividend equivalents, restricted stock units and stock payments. ViaSat will be eligible for a tax deduction as a compensation expense equal to the amount of ordinary income recognized by the participant.

Section 162(m).  Under Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million in any one taxable year. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “performance-based” compensation established by an independent compensation committee which conforms to certain restrictive conditions stated under the Code and related regulations. The Equity Plan has been structured with the intent that awards granted under the Equity Plan may meet the requirements for “performance-based” compensation under Section 162(m) of the Code. To the extent granted at a fair market value exercise price, options and stock appreciation rights granted under the Equity Plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the amendment to the 1996 Equity Participation Plan.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding the ownership of ViaSat common stock as of July 1, 2010 by: (1) each director, (2) each of the Named Executive Officers identified in the Summary Compensation Table, (3) all directors and executive officers of ViaSat as a group, and (4) all other stockholders known by us to be beneficial owners of more than 5% of ViaSat common stock.

	Amount and Nature of		Percent Beneficial
Name of Beneficial Owner(1)	Beneficial Ownership(2)		Ownership (%)(3)

Directors and Officers:
Mark D. Dankberg	1,912,068	(4)	4.7
Robert W. Johnson	652,496	(5)	1.6
B. Allen Lay	386,678	(6)	1.0
Jeffrey M. Nash	367,765	(7)	*
Richard A. Baldridge	298,530	(8)	*
Michael B. Targoff	142,750	(9)	*
Ronald G. Wangerin	92,926	(10)	*
John P. Stenbit	65,000	(11)	*
Harvey P. White	55,000	(12)	*
Thomas E. Moore	42,652	(13)	*
Keven K. Lippert	16,955	(14)	*
All directors and executive officers as a group (15 persons)	5,303,343		12.7
Other 5% Stockholders:
The Baupost Group, L.L.C.	8,706,700	(15)	21.6
FMR LLC	4,480,649	(16)	11.1
BlackRock, Inc.	2,128,391	(17)	5.3

*	Less than 1%.

(1)	Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after July 1, 2010 are deemed outstanding, including without limitation, upon the exercise of options or the vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. References to options in the footnotes of the table include only options to purchase shares that were exercisable within 60 days after July 1, 2010 and references to restricted stock units in the footnotes of the table include only restricted stock units that are scheduled to vest within 60 days after July 1, 2010. This column includes the following numbers of shares over which the identified director or Named Executive Officer has shared voting and investment power through family trusts or other accounts: Mr. Dankberg (1,499,319); Dr. Johnson (568,496); Mr. Lay (302,678); Dr. Nash (292,965); and Mr. Baldridge (19,036).

(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 40,308,316 shares of common stock outstanding on July 1, 2010 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after July 1, 2010.

(4)	Includes 412,188 shares subject to options exercisable by Mr. Dankberg within 60 days after July 1, 2010.

(5)	Includes 84,000 shares subject to options exercisable by Dr. Johnson within 60 days after July 1, 2010.

(6)	Includes 84,000 shares subject to options exercisable by Lay Ventures L.P. within 60 days after July 1, 2010.

(7)	Includes 74,800 shares subject to options exercisable by Dr. Nash within 60 days after July 1, 2010.

(8)	Includes 278,750 shares subject to options exercisable by Mr. Baldridge within 60 days after July 1, 2010.

(9)	Includes 75,000 shares subject to options exercisable by Mr. Targoff within 60 days after July 1, 2010.

(10)	Includes 87,125 shares subject to options exercisable by Mr. Wangerin within 60 days after July 1, 2010.

(11)	Includes 65,000 shares subject to options exercisable by Mr. Stenbit within 60 days after July 1, 2010.

(12)	Includes 55,000 shares subject to options exercisable by Mr. White within 60 days after July 1, 2010.

(13)	Includes 37,500 shares subject to options exercisable by Mr. Moore within 60 days after July 1, 2010.

(14)	Includes 14,700 shares subject to options exercisable by Mr. Lippert within 60 days after July 1, 2010.

(15)	Based solely on information contained in a Schedule 13G jointly filed with the SEC on April 12, 2010 by The Baupost Group, L.L.C. (Baupost), Baupost Value Partners, L.P.-IV, SAK Corporation and Seth A. Klarman. The Schedule 13G reports that each of Baupost, SAK Corporation and Mr. Klarman has shared voting power and shared dispositive power with respect to 8,706,700 shares. Baupost Value Partners, L.P.-IV has shared voting power and shared dispositive power with respect to 3,094,214 shares. Baupost is a registered investment adviser and acts as an investment adviser and general partner to certain investment limited partnerships, including Baupost Value Partners, L.P.-IV. SAK Corporation is the Manager of Baupost. Mr. Klarman is the sole director and sole officer of SAK Corporation and a controlling person of Baupost. The address of Baupost, Baupost Value Partners, L.P.-IV, SAK Corporation and Mr. Klarman is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(16)	Based solely on information contained in a Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)	Based solely on information contained in a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of ViaSat common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession, or in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during the fiscal year ended April 2, 2010, with the exceptions noted herein. A late report was filed on behalf of each of Dr. Johnson and Dr. Nash with respect to the exercise of stock options. A late report was filed on behalf of Mr. Dankberg to report the acquisition of ViaSat common stock by Mr. Dankberg’s spouse by will or the laws of descent, as well as to report bona fide gifts of ViaSat common stock made by Mr. Dankberg on two separate occasions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the compensation program in place for our executive officers, including the Named Executive Officers identified in the Summary Compensation Table, during our 2010 fiscal year. In particular, this Compensation Discussion and Analysis provides information related to each of the following aspects of our executive compensation program:

•	overview and objectives of our executive compensation program;

•	explanation of our executive compensation processes and criteria;

•	description of the components of our compensation program; and

•	discussion of how each component fits into our overall compensation objectives.

Overview and Objectives of Executive Compensation Program

The principal components of our executive compensation program include:

•	base salary;

•	short-term or annual awards in the form of cash bonuses;

•	long-term equity awards; and

•	other benefits generally available to all of our employees.

Our executive compensation program incorporates these components because our Compensation and Human Resources Committee considers a blend of these components to be necessary and effective in order to provide a competitive total compensation package to our executive officers while meeting the principal objectives of our executive compensation program. In addition, the Compensation and Human Resources Committee believes that our use of base salary, annual cash bonuses and long-term equity awards as the primary components of our executive compensation program is consistent with the executive compensation programs employed by technology companies of similar size and stage of growth.

Our overall compensation objectives are premised on the following three fundamental principles, each of which is discussed below: (1) a significant portion of executive compensation should be performance-based, linking the achievement of company financial objectives and individual objectives; (2) the financial interests of our executive management and our stockholders should be aligned; and (3) the executive compensation program should be structured so that we can compete in the marketplace in hiring and retaining top level executives in our industry with compensation that is competitive and fair. Because this compensation program is designed to reward prudent business judgment and promote disciplined progress towards longer-term company goals, we believe that our balanced compensation policies and practices do not encourage unnecessary and excessive risk-taking by employees that could reasonably be expected to have a material adverse effect on us.

Performance-Based Compensation.  We strongly believe that a significant amount of executive compensation should be performance-based. In other words, our compensation program is designed to reward superior performance, and we believe that our executive officers should feel accountable for the overall performance of our business and their individual performance. In order to achieve this objective, we have structured our compensation program so that executive compensation is tied, in large part, directly to both company-wide and individual performance. For example, and as discussed specifically below, annual cash bonuses are based on, among other things, pre-determined corporate financial performance metrics and operational targets.

Alignment with Stockholder Interests.  We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are aligned with the interests of our stockholders. We accomplish this objective in a couple of ways.

First, as noted above, payments of annual cash bonuses are based on, among other things, pre-determined financial performance metrics and operational targets that, if achieved, we believe enhance the value of our common stock.

Second, a significant portion of the total compensation paid to our executive officers is paid in the form of equity to further align the interests of our executive officers and our stockholders. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. We believe that a combination of restricted stock units and stock option awards, which each vest with the passage of time, provide meaningful long-term awards that are directly related to the enhancement of stockholder value. Equity awards are intended to reward our executive officers upon achieving operational and financial goals that we believe ultimately will be reflected in the value of our common stock. In addition, the time-vesting schedule of restricted stock units and stock option awards furthers the goal of executive retention.

Structure Allows Competitive and Fair Compensation Packages.  We develop and manufacture innovative satellite and other wireless communications and networking systems for commercial, military and civil government customers. We believe that our industry is highly specialized and competitive. Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive and fair. Therefore, we strive to create a compensation package for executive officers that delivers compensation that is comparable to the total compensation delivered by the companies with which we compete for executive talent.

Compensation Processes and Criteria

The Compensation and Human Resources Committee is responsible for determining our overall executive compensation philosophy, and for evaluating and recommending all components of executive officer compensation (including base salary, annual cash bonuses and long-term equity awards) to our Board of Directors for approval. The Compensation and Human Resources Committee acts under a written charter adopted and approved by our Board and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors. Three outside directors currently serve on the Compensation and Human Resources Committee. Each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and as independent within the meaning of the corporate governance standards of Nasdaq. A copy of the Compensation and Human Resources Committee charter can be found on the “Investor Relations” section of our website at investors.viasat.com.

Because our executive compensation program relies on the use of three relatively straightforward components (base salary, annual cash bonuses and long-term equity awards), the process for determining each component of executive compensation remains fairly consistent across each component. The Compensation and Human Resources Committee determines compensation in a manner consistent with our primary objectives for executive compensation discussed above. In determining each component of executive compensation, the Compensation and Human Resources Committee generally considers each of the following factors:

•	industry compensation data;

•	individual performance and contributions;

•	company financial performance;

•	total executive compensation;

•	affordability of cash compensation based on ViaSat’s financial results; and

•	availability and affordability of shares for equity awards.

Industry Compensation Data.  The Compensation and Human Resources Committee reviews the executive compensation data of comparable technology companies and other companies which are otherwise relevant as part of the process of determining executive compensation. In fiscal 2010, the Compensation and Human Resources Committee engaged Compensia, independent compensation consultant to the Compensation and Human Resources Committee, to provide insight and advice on matters regarding trends in executive officer compensation and benefits practices. With the assistance of Compensia, the Compensation and Human Resources Committee reviewed the compensation practices of a peer group of companies consisting of a broad range of companies in the high technology industry. In 2010, our peer group consisted of the following companies: ADC Telecommunications, Adtran, Arris Group, Avid Technology, Brocade, CommScope, Comtech Telecommunications, Cubic, FLIR Systems, Loral Space & Communications, Orbital Sciences, Polycom, RF Micro Devices, Skyworks Solutions, Tekelec, Tellabs, Trimble Navigation and 3Com. The peer group was selected based on industry, net income, revenues, earnings per share and market capitalization. The Compensation and Human Resources Committee believes that this group of companies provides an appropriate peer group because they consist of similar organizations against whom we compete to obtain and retain top quality talent. In addition to peer group data, the Compensation and Human Resources Committee also analyzed and incorporated market information from the Radford Executive Compensation Survey, a nationally recognized compensation survey containing market information of companies in the high technology industry. This survey was not compiled specifically for ViaSat but rather represents a database containing comparative compensation data and information for hundreds of other high technology companies, thereby permitting the Compensation and Human Resources Committee to review pooled compensation data for positions similar to those held by each executive officer. Unlike peer group compensation data, which is limited to publicly available information and does not provide precise comparisons by position, the more comprehensive survey data can be used to provide pooled compensation data for positions closely akin to those held by each executive officer. In addition, the pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of ViaSat’s immediate peer group and includes a wide range of other organizations in the technology sector outside ViaSat’s traditional competitors, which range is represented by such surveys. As a result, the primary role of peer group compensation data historically has been to serve as verification that the industry survey data is consistent with ViaSat’s direct publicly-traded peers in the United States, and the Compensation and Human Resources Committee continues to primarily rely on industry survey data in determining actual executive compensation.

Individual Performance.  The Compensation and Human Resources Committee makes an assessment of individual executive performance and contributions. The individual performance assessments made by the Compensation and Human Resources Committee are based in part on input from executive management. As part of our executive compensation process, our Chief Executive Officer and President provide input to the Compensation and Human Resources Committee on individual executive performance and contributions. With respect to assessing the individual performance of our Chief Executive Officer, the Compensation and Human Resources Committee relies on an annual assessment completed by our Nomination and Evaluation Committee. The Compensation and Human Resources Committee believes input from management and outside advisors is valuable; however, the Compensation and Human Resources Committee makes its recommendations and decisions based on its independent analysis and assessment.

Company Financial Performance.  As previously discussed, a major component of our executive compensation program is the belief that a significant amount of executive compensation should be based on performance, including company financial performance. Although the Compensation and Human Resources Committee uses financial performance metrics as a basis for determining annual cash bonus compensation, company financial performance is also an important factor considered by the Compensation and Human Resources Committee in determining both base salary and equity awards.

Total Executive Compensation.  As part of reviewing each component of executive officer compensation, the Compensation and Human Resources Committee also considers the total compensation of the executive. This review of total compensation is completed to assure that each executive’s total compensation remains appropriately competitive and continues to meet the compensation objectives described above.

Affordability.  Prior to completing the executive cash compensation (base salary and annual cash bonuses) process, the Compensation and Human Resources Committee confirms that the proposed cash compensation is affordable under and consistent with ViaSat’s financial results. With respect to equity compensation, the Compensation and Human Resources Committee confirms the availability and affordability of shares prior to granting the equity awards to executives. To the extent the Compensation and Human Resources Committee determines that a component of executive compensation is not affordable, appropriate adjustments to that compensation component are made prior to final approval by the Compensation and Human Resources Committee and any subsequent recommendation to the Board of Directors.

Determination of Compensation.  The Compensation and Human Resources Committee and the Board hold several meetings each year for the review, discussion and determination of executive compensation. After reviewing, analyzing and discussing each of the factors for executive compensation described above, the Compensation and Human Resources Committee determines (or makes a recommendation to the Board of Directors) regarding the appropriate compensation for each individual executive officer. However, the Compensation and Human Resources Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking. The Compensation and Human Resources Committee relies upon the judgment of its members in making compensation decisions, after reviewing the company’s recent performance and carefully evaluating an executive officer’s performance during the year against established goals, leadership qualities, operational results, business responsibilities, experience, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is one of the many factors that the Compensation and Human Resources Committee considers in assessing suitable levels of compensation, it does not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine executive officer compensation. Instead, the Compensation and Human Resources Committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results, align compensation with stockholder interests and fairly compensate executives through a combination of cash and equity incentive awards.

Components of Our Compensation Program

As discussed above, the components of our compensation program are the following: base salary, annual cash bonuses, long-term equity-based compensation and certain other benefits that are generally available to all of our employees.

Base Salary.  In determining base salary, the Compensation and Human Resources Committee primarily considers (1) executive compensation survey results from Radford, which generally reports a compensation range for each position, (2) compensation data of our peer group companies prepared and analyzed by our independent compensation consultants, and (3) individual performance and contributions. In evaluating individual executive performance and contributions, the Compensation and Human Resources Committee also considers to what extent the executive:

•	sustains a high level of performance;

•	demonstrates leadership and success in contributing toward ViaSat’s achievement of key business and financial objectives;

•	contributes significantly to the development and execution of ViaSat’s long term strategy;

•	has a proven ability to help create stockholder value; and

•	possesses highly developed skills and abilities critical to ViaSat’s success.

In assessing individual executive performance and contributions during fiscal 2010, the Compensation and Human Resources Committee considered the individual contributions to the attainment by the company of key strategic objectives, such as the substantial improvements in the company’s capital structure and strategic positioning through various financing transactions and the acquisition of WildBlue. In determining fiscal 2011 base salaries for executive officers, the Compensation and Human Resources Committee also took into account other factors, including total executive compensation, ViaSat’s recent financial performance and confirmation of affordability under ViaSat’s financial plan. In light of the foregoing, the Compensation and Human Resources Committee set new base salaries for each of the executive officers. The following table describes the base salaries for fiscal 2010 and fiscal 2011 for each of our Named Executive Officers.

Fiscal 2010 and Fiscal 2011
Base Salary

	Fiscal 2010	Fiscal 2011	Percentage
Executive	Base Salary ($)	Base Salary ($)	Increase (%)

Mark D. Dankberg	700,000	800,000	14.3
Chairman and Chief Executive Officer
Richard A. Baldridge	530,000	600,000	13.2
President and Chief Operating Officer
Ronald G. Wangerin	370,000	400,000	8.1
Vice President and Chief Financial Officer
Keven K. Lippert	310,000	344,000	11.0
Vice President — General Counsel and Secretary
Thomas E. Moore	350,000	375,000	7.1
Senior Vice President of ViaSat and President of WildBlue

Annual Cash Bonuses.  Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests and attracting and retaining top level executive officers in our industry, our Compensation and Human Resources Committee approved annual cash bonuses for fiscal 2010. Under our executive compensation program, targets for cash bonuses are established as a percentage of base salary and actual award amounts are determined primarily based on the achievement of certain company financial results and individual performance metrics. For fiscal 2010, the target amount for annual cash bonuses was determined by the Compensation and Human Resources Committee primarily based on industry compensation surveys and validated with compensation data from peer group companies. In determining the target bonus amounts, the Compensation and Human Resources Committee also considered the expected individual contributions of each executive toward the overall success of the company. Consistent with our compensation philosophy discussed above, annual cash bonuses are subject to affordability criteria based on ViaSat’s financial results.

For fiscal 2010, the metrics for determining annual cash bonuses placed equal emphasis on ViaSat’s annual financial performance and individual performance. The financial objectives were set at the beginning of the 2010 fiscal year and were based on the year’s internally-developed financial plan, which was approved by our Board of Directors. The individual performance objectives for the executive officers (excluding the Chief Executive Officer) were determined by the Compensation and Human Resources Committee based on input and recommendations from our Chief Executive Officer and President as well as input from the Compensation and Human Resources Committee. These individual performance objectives are qualitative in nature and not quantifiable. Each individual executive officer’s attainment of individual performance objectives, while made in the context of such pre-established objectives, is based upon a subjective evaluation of individual performance by the Compensation and Human Resources Committee. The annual performance metrics for determining annual cash bonuses, both financial and individual, are intended to be challenging but achievable. The table below describes the financial and individual objectives (and weighting of each objective) used for determining annual cash bonuses for our executive officers (other than our Chief Executive Officer) for fiscal 2010.

Fiscal 2010 Cash Bonus Objectives

	Approximate	Fiscal 2010	Fiscal 2010
Performance Metric	Weighting (%)	Objective	Actual Results

Financial — Non-GAAP Diluted Net Income Per Share Attributable to ViaSat Inc. Common Stockholders(1)	20	$1.70	$1.55
Financial — New Contract Awards	12.5	$753.5 million	$766.2 million
Financial — Revenues	10	$707.6 million	$688.1 million
Financial — Net Operating Asset Turnover	7.5	4.8	5.1
Individual — Contribution Toward Achievement of Company Financial Targets	30	—	—
Individual — Achievement of Individual Goals	20	—	—

(1)	Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders excludes the effects of amortization of acquisition-related intangible assets, acquisition-related expenses and non-cash stock-based compensation expenses, net of tax.

For purposes of determining the annual cash bonuses for our Chief Executive Officer in fiscal 2010, the Compensation and Human Resources Committee relied on an assessment of our Chief Executive Officer completed by the Nomination and Evaluation Committee. The criteria used by the Nomination and Evaluation Committee for our Chief Executive Officer’s fiscal 2010 evaluation included the following (with approximately one-third of the weighting applied to each of the three main categories):

•	Company Financial Performance. Earnings per share, new contract awards, revenues and net operating asset turnover (at the same levels as set forth in the table above);

•	Leadership. Defining, managing and attaining corporate goals, exemplifying and promoting ethics and integrity throughout the company; and

•	Strategic. Industry positioning, short-term and long-term strategies, measurable progress in key business areas and effective pursuit of growth strategies.

The performance metrics for determining the annual cash bonuses for our Chief Executive Officer consist of both objective and subjective criteria. Under the objective performance factors, the company must achieve quantifiable financial performance metrics. As is the case with our other executive officers, as described above, the attainment of our Chief Executive Officer’s leadership and strategic individual performance factors, while made in the context of the objective criteria, is based upon a subjective evaluation of his individual performance by the Compensation and Human Resources Committee with input from the Nomination and Evaluation Committee. In coming to its determination, the Compensation and Human Resources Committee does not follow any guidelines nor are there any such standing guidelines regarding the exercise of such discretion.

The executive bonus program does not have any pre-established minimum or maximum payout. At the beginning of each fiscal year, the Board of Directors approves ViaSat’s financial plan for the upcoming fiscal year and the Compensation and Human Resources Committee approves the target bonus pool (executives and employees) for the upcoming fiscal year. The Board and the Compensation and Human Resources Committee also retain the discretion to take additional factors into account (such as market conditions, total executive compensation, additional company financial metrics or extraordinary individual contributions) and make adjustments to executive bonus compensation to the extent appropriate.

Based upon ViaSat’s financial results for fiscal 2010 relative to the pre-established financial objectives described above, and the Compensation and Human Resources Committee’s subjective evaluation of individual executive performance, the Compensation and Human Resources Committee, acting under delegation of authority from the Board, approved the cash bonuses in the table below for our Named Executive Officers for fiscal 2010 (paid in fiscal 2011). The Compensation and Human Resources Committee determined that the company’s achievement relative to the pre-established financial objectives described above was 98%. In making its overall determinations relative to the individual component of each executive’s bonus, the

Compensation and Human Resources Committee placed special emphasis on the strong leadership provided by the executive team in the overachievement of critical business objectives during fiscal 2010, specifically including each executive’s contributions during the fiscal year to substantial improvements in the company’s capital structure and strategic positioning through various financing transactions and the acquisition of WildBlue, resulting in the bonus awards reflected in the following table.

Fiscal 2010 Cash Bonuses

	Target Cash		Actual Cash
	Bonuses As		Bonuses As
	Percentage		Percentage
	of Base	Actual Cash	of Base
Executive	Salary (%)	Bonuses ($)	Salary (%)

Mark D. Dankberg	100	800,000	114
Richard A. Baldridge	100	600,000	113
Ronald G. Wangerin	60 - 75	245,000	66
Keven K. Lippert	50 - 75	190,000	61
Thomas E. Moore	50 - 75	215,000	61

Equity-Based Compensation.  Consistent with our belief that equity-based compensation is a key component of an effective executive compensation program at growth-oriented technology companies, our Board of Directors approved (upon recommendation of our Compensation and Human Resources Committee) long-term equity awards to our executive officers in fiscal 2010. Our Compensation and Human Resources Committee determined equity award levels for fiscal 2010 in a manner consistent with the determination of base salary and annual cash bonuses. The Compensation and Human Resources Committee considered (1) industry compensation data, (2) individual performance and contributions, (3) total executive compensation, and (4) the availability and affordability of shares for equity grants in determining equity compensation for executives. For fiscal 2010 equity compensation awards, the Compensation and Human Resources Committee engaged Compensia, independent compensation consultant to the Compensation and Human Resources Committee, to assist the Compensation and Human Resources Committee in reviewing our list of peer group companies as well as in providing market data and recommendations related to equity compensation grants for our executive officers. In addition, the Compensation and Human Resources Committee relied on equity compensation survey data from Radford, which reports an equity compensation range for comparable positions using various metrics. In determining the availability and affordability of shares for equity grants, the Compensation and Human Resources Committee considered the:

•	number of shares available for issuance under our equity plan;

•	number of shares budgeted for non-executive equity grants;

•	expected future retention and new hire grants to executives and non-executives;

•	annual dilution (burn) rate associated with the grant of equity awards;

•	ViaSat’s equity overhang levels;

•	estimated accounting expense of potential equity grants; and

•	tax consequences associated with the grant of equity awards.

Based on the factors discussed above, our Board of Directors (upon recommendation from the Compensation and Human Resources Committee) approved equity incentive awards for our Named Executive Officers in November 2009 (and a supplement grant to one Named Executive Officer in February 2010), the value of which was generally at or below the 50th percentile based on industry survey data (on an annualized basis). For more information on these equity awards, see “Grants of Plan-Based Awards in Fiscal 2010” below.

Other Benefits.  We provide a comprehensive benefits package to all of our employees, including our executive officers, which includes medical, dental, vision care, disability insurance, life insurance benefits, flexible spending plan, 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation and sick days. Certain executives also receive access to our sports and golf club memberships. We do not currently offer defined benefit pension, deferred compensation or supplemental executive retirement plans to any of our employees.

Equity Grant Process

Stock options and restricted stock units are part of the equity compensation program for many of our employees. Equity awards have historically been granted in approximately 18 to 24 month cycles. Grant approval for executive officers occurs at meetings of the Board of Directors. Because of the more lengthy process for determining executive equity grants, executive equity grants are not always made at the same time as grants to all other eligible employees. The timing of grants is not coordinated with the release of material non-public information. Stock option awards are made at fair market value on the date of grant (as defined under our equity plan) and awards of restricted stock units are also made in accordance with the terms of our equity plan. In an effort to be more consistent with standard industry practice and to allow better management of equity awards, the Compensation and Human Resources Committee recently approved a change in the timing of the equity grants from the previous 18 to 24 month cycle to an annual equity award cycle commencing in fiscal 2011.

In addition to grants made each year to our current employees, stock option and restricted stock unit grants may also be made during the year to newly-hired employees as part of the in-hire package, as well as to existing employees for purposes of retention or in recognition of special achievements. In order to address the need to grant options at multiple times during the year, the Compensation and Human Resources Committee has delegated authority to our Chief Executive Officer, President and Vice President of Human Resources to make grants to employees other than executive officers, subject to certain guidelines and an overall share limitation. These senior executives are each authorized to identify the award recipient and the number of shares subject to the option grant; the Compensation and Human Resources Committee sets all other terms of the awards. Grants made by these senior executives under delegation of authority from the Compensation and Human Resources Committee are generally made once per quarter. We do not grant “re-load” options, make loans to executives for any purpose, including to exercise stock options, nor do we grant stock options at a discount.

Stock Ownership/Retention Guidelines

The Board of Directors encourages stock ownership, but believes that the number of shares of ViaSat stock owned by individual members of management is a personal decision.

Tax and Accounting Considerations

We select and implement the components of our compensation program primarily for their ability to help us achieve the company’s objectives and not on the basis of any unique or preferential financial tax or accounting treatment. However, when awarding compensation, the Compensation and Human Resources Committee is mindful of the level of earnings per share dilution that will be caused as a result of the compensation expense related to the Compensation and Human Resources Committee’s actions. For example, in fiscal 2007, the Compensation and Human Resources Committee added restricted stock units to our equity award program to, in part, help reduce the accounting expense and dilution associated with our equity award program. In addition, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that we may deduct for federal income tax purposes for certain covered individuals. While we have not adopted a policy requiring that all compensation be deductible, the Compensation and Human Resources Committee will continue to review the Section 162(m) issues associated with possible modifications to our compensation arrangements in fiscal 2011 and future years and will, where reasonably practicable and consistent with our business goals, seek to qualify variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m) while maintaining a competitive, performance-based compensation program.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of ViaSat, except to the extent that ViaSat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the
Compensation and Human Resources Committee

Jeffrey M. Nash (Chair)
John P. Stenbit
Harvey P. White

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended April 2, 2010, April 3, 2009 and March 28, 2008 by our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers (collectively, the Named Executive Officers).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Mark D. Dankberg	2010	700,000	—	1,472,500	1,608,690	800,000	45,240	4,626,430
Chairman and Chief	2009	640,000	—	609,000	649,611	700,000	11,675	2,610,286
Executive Officer	2008	580,000	—	—	—	—	13,489	593,489
Richard A. Baldridge	2010	530,000	—	736,250	804,345	600,000	26,425	2,697,020
President and Chief	2009	490,000	—	355,250	378,940	400,000	18,613	1,642,803
Operating Officer	2008	445,000	—	—	—	—	18,201	463,201
Ronald G. Wangerin	2010	370,000	—	270,940	295,999	245,000	9,108	1,191,047
Vice President and	2009	355,000	—	121,800	129,922	215,000	8,322	830,044
Chief Financial Officer	2008	325,000	—	—	—	—	8,885	333,885
Keven K. Lippert	2010	310,000	—	270,940	295,999	190,000	—	1,066,939
Vice President — General	2009	280,000	—	243,600	—	160,000	8,400	692,000
Counsel and Secretary	2008	230,000	—	—	—	—	11,265	241,265
Thomas E. Moore	2010	350,000	—	412,300	154,731	215,000	8,250	1,140,281
Senior Vice President of	2009	300,000	—	243,600	—	175,000	11,500	730,100
ViaSat and President of WildBlue	2008	46,000 (4)	—	—	515,295 (4)	—	—	561,295

(1)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options and restricted stock units granted in fiscal 2010, 2009 and 2008. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in our annual report on Form 10-K for the respective year end, as filed with the SEC.

(2)	Represents amounts paid under our annual bonus program.

(3)	The amounts for fiscal 2010 include the following: reimbursement of club dues for Messrs. Dankberg, Baldridge and Wangerin in the amount of $32,393, $15,665 and $1,062, respectively; a patent award for Mr. Dankberg of $5,000; and matching 401(k) contributions for Messrs. Dankberg, Baldridge, Wangerin and Moore in the amount of $7,847, $10,760, $8,046 and $8,250, respectively.

(4)	Mr. Moore’s employment commenced during fiscal 2008.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal 2010.

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts Under			Number of	Number of	or Base	Value of
		Non-Equity Incentive Plan			Shares	Securities	Price of	Stock and
		Awards(1)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)(4)	($)(5)

Mark D. Dankberg	—	—	700,000	—	—	—	—	—
	11/10/2009	—	—	—	50,000	—	—	1,472,500
	11/10/2009	—	—	—	—	150,000	29.45	1,608,690
Richard A. Baldridge	—	—	530,000	—	—	—	—	—
	11/10/2009	—	—	—	25,000	—	—	736,250
	11/10/2009	—	—	—	—	75,000	29.45	804,345
Ronald G. Wangerin	—	—	240,000	—	—	—	—	—
	11/10/2009	—	—	—	9,200	—	—	270,940
	11/10/2009	—	—	—	—	27,600	29.45	295,999
Keven K. Lippert	—	—	180,000	—	—	—	—	—
	11/10/2009	—	—	—	9,200	—	—	270,940
	11/10/2009	—	—	—	—	27,600	29.45	295,999
Thomas E. Moore	—	—	205,000	—	—	—	—	—
	11/10/2009	—	—	—	14,000	—	—	412,300
	02/11/2010	—	—	—	—	15,000	28.28	154,731

(1)	Represents target amounts payable under our annual cash bonus program for fiscal 2010. Actual amounts paid to the Named Executive Officers pursuant to such bonus program are disclosed in the “Summary Compensation Table” above under the column heading “Non-Equity Incentive Plan Compensation.” The material terms of the bonus program are described in the “Compensation Discussion and Analysis” section above.

(2)	Stock awards vest in four equal annual installments over the course of four years measured from the grant date.

(3)	Options vest and become exercisable in four equal annual installments over the course of four years measured from the grant date.

(4)	The exercise price for option awards is the fair market value per share of our common stock, which is defined under our 1996 Equity Participation Plan as the closing price per share on the grant date.

(5)	This column represents the grant date fair value, calculated in accordance with SEC rules, of each equity award. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in our annual report on Form 10-K for the fiscal year ended April 2, 2010, as filed with the SEC.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table lists all outstanding equity awards held by each of the Named Executive Officers as of April 2, 2010.

		Option Awards					Stock Awards
				Equity					Equity Incentive Plan Awards
				Incentive				Market		Market or
				Plan Awards:			Number of	Value	Number of	Payout Value
				Number of			Shares	of Shares	Unearned	of Unearned
				Securities			or Units	or Units	Shares,	Shares,
		Number of Securities		Underlying			of Stock	of Stock	Units or	Units or
		Underlying Unexercised		Unexercised	Option	Option	that Have	that Have	Other Rights	Other Rights
	Grant	Options (#)		Unearned	Exercise	Expiration	Not Vested	Not Vested	that Have	that Have
Name	Date	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date	(#)(2)	($)(3)	Not Vested (#)	Not Vested ($)

Mark D. Dankberg	12/21/2000	60,000	—	—	14.00	12/21/2010	—	—	—	—
	12/11/2001	80,000	—	—	13.16	12/11/2011	—	—	—	—
	12/18/2003	60,000	—	—	18.25	12/18/2013	—	—	—	—
	12/16/2004	80,000	—	—	21.02	12/16/2014	—	—	—	—
	10/11/2006	87,188	29,062	—	26.15	10/11/2012	—	—	—	—
	5/28/2008	22,500	67,500	—	20.30	5/28/2014	—	—	—	—
	11/10/2009	—	150,000	—	29.45	11/10/2015	—	—	—	—
	10/11/2006	—	—	—	—	—	3,229	111,659	—	—
	5/28/2008	—	—	—	—	—	22,500	778,050	—	—
	11/10/2009	—	—	—	—	—	50,000	1,729,000	—	—
Richard A. Baldridge	12/21/2000	35,000	—	—	14.00	12/21/2010	—	—	—	—
	12/11/2001	50,000	—	—	13.16	12/11/2011	—	—	—	—
	12/18/2003	45,000	—	—	18.25	12/18/2013	—	—	—	—
	12/16/2004	55,000	—	—	21.02	12/16/2014	—	—	—	—
	10/11/2006	67,500	22,500	—	26.15	10/11/2012	—	—	—	—
	5/28/2008	13,125	39,375	—	20.30	5/28/2014	—	—	—	—
	11/10/2009	—	75,000	—	29.45	11/10/2015	—	—	—	—
	10/11/2006	—	—	—	—	—	2,500	86,450	—	—
	5/28/2008	—	—	—	—	—	13,125	453,863	—	—
	11/10/2009	—	—	—	—	—	25,000	864,500	—	—
Ronald G. Wangerin	12/18/2003	20,000	—	—	18.25	12/18/2013	—	—	—	—
	12/16/2004	30,000	—	—	21.02	12/16/2014	—	—	—	—
	10/11/2006	28,125	9,375	—	26.15	10/11/2012	—	—	—	—
	5/28/2008	4,500	13,500	—	20.30	5/28/2014	—	—	—	—
	11/10/2009	—	27,600	—	29.45	11/10/2015	—	—	—	—
	10/11/2006	—	—	—	—	—	1,041	35,998	—	—
	5/28/2008	—	—	—	—	—	4,500	155,610	—	—
	11/10/2009	—	—	—	—	—	9,200	318,136	—	—
Keven K. Lippert	11/8/2004	7,200	—	—	18.73	11/8/2014	—	—	—	—
	10/11/2006	7,500	2,500	—	26.15	10/11/2012	—	—	—	—
	11/10/2009	—	27,600	—	29.45	11/10/2015	—	—	—	—
	10/11/2006	—	—	—	—	—	833	28,805	—	—
	5/28/2008	—	—	—	—	—	9,000	311,220	—	—
	11/10/2009	—	—	—	—	—	9,200	318,136	—	—
Thomas E. Moore	2/7/2008	37,500	37,500	—	19.74	2/7/2014	—	—	—	—
	2/11/2010	—	15,000	—	28.28	2/11/2016	—	—	—	—
	5/28/2008	—	—	—	—	—	9,000	311,220	—	—
	11/10/2009	—	—	—	—	—	14,000	484,120	—	—

(1)	Options vest and become exercisable in four equal annual installments over the course of four years measured from the grant date.

(2)	Stock awards vest in four equal annual installments over the course of four years measured from the grant date.

(3)	Computed by multiplying the market price of our common stock ($34.58) on April 2, 2010 (the last day of fiscal 2010) by the number of shares subject to such stock award.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information concerning exercises of stock options by and stock awards vested for each of the Named Executive Officers during fiscal 2010.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Mark D. Dankberg	30,000	549,600	10,729	290,789
Richard A. Baldridge	20,000	107,146	6,875	188,156
Ronald G. Wangerin	6,000	113,034	2,542 (2)	70,068 (2)
Keven K. Lippert	10,000	80,530	3,833	102,530
Thomas E. Moore	—	—	3,000	70,980

(1)	The value realized equals the difference between the closing market price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares for which the option was exercised.

(2)	Mr. Wangerin deferred 100% of his restricted stock unit awards vested during fiscal 2010. All restricted stock units noted in the table above for Mr. Wangerin vested during fiscal 2010, but the underlying shares for these awards had not yet been delivered or acquired as of the end of fiscal 2010.

Equity Compensation Plan Information

The following table provides information as of April 2, 2010 with respect to shares of ViaSat common stock that may be issued under existing equity compensation plans. In accordance with the rules promulgated by the SEC, the table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

	(a)	(b)	(c)
Number of
	Number of		Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights (#)(1)	and Rights ($)	Reflected in Column (a))(#)

Equity compensation plans approved by security holders(2)	6,026,856 (3)	16.18	974,140 (4)
Equity compensation plans not approved by security holders	—	—	—

Total	6,026,856	16.18	974,140

(1)	Pursuant to SEC rules, this column does not reflect options assumed in mergers and acquisitions where the plans governing the options will not be used for future awards. As of April 2, 2010, a total of 80,935 shares of ViaSat common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $13.61 per share.

(2)	Consists of two plans: (a) the 1996 Equity Participation Plan of ViaSat, Inc., and (b) the ViaSat, Inc. Employee Stock Purchase Plan.

(3)	Excludes purchase rights currently accruing under the ViaSat, Inc. Employee Stock Purchase Plan.

(4)	Includes shares available for future issuance under the ViaSat, Inc. Employee Stock Purchase Plan. As of April 2, 2010, 699,086 shares of common stock were available for future issuance under the plan.

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination

ViaSat provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated within two months prior to or within 18 months following a change in control. We believe that reasonable severance benefits provide for a stable work environment by reinforcing and encouraging the continued attention and dedication of our key executives to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control.

In July 2010, we entered into change in control severance agreements (Change in Control Agreements) with each of the Named Executive Officers. Under each Change in Control Agreement, in the event an executive’s employment is terminated by ViaSat without “cause” or the executive resigns for “good reason,” in either case, within two months prior to or within 18 months following a “change in control” (as each term is defined in the Change in Control Agreement), the executive will be entitled to receive the following in lieu of any severance benefits to which such executive may otherwise be entitled under any severance plan or program:

•	the executive’s fully earned but unpaid base salary, when due, through the date of termination, plus all other benefits to which the executive may be entitled for such period;

•	a lump sum cash payment based on a multiplier of the sum of the executive’s then current annual base salary and target annual cash bonus (the multiplier used is 3.0 for the position of Chief Executive Officer and President, and 2.0 for the remaining Named Executive Officers);

•	continuation of health and other benefits for a period of 18 months following the date of termination; and

•	full vesting of any outstanding equity awards.

As a condition to the executive’s receipt of any of the post-termination benefits described above, the executive must (1) execute a written general release of all claims against us, and (2) execute an employee proprietary information and inventions agreement. The severance benefits payable under the Change in Control Agreements will be reduced by any severance benefits payable by us to the executive under any other policy, plan, program, agreement or arrangement. The Change in Control Agreements continue for successive one-year terms unless ViaSat or the executive provides notice of non-renewal.

The following table sets forth the intrinsic values that the Named Executive Officers would derive in the event of a hypothetical (1) termination of employment by ViaSat without cause or as a result of the Named Executive Officer’s resignation for good reason, and (2) such termination occurred within two months prior to or within 18 months following a change in control. The table assumes that the termination hypothetically occurred on April 2, 2010, the last day of fiscal 2010, and that the Change in Control Agreements were in effect as of such date.

						Intrinsic
	Earned But				Intrinsic	Value of
	Unpaid				Value of	Accelerated
	Base	Accrued	Severance	COBRA	Accelerated	Restricted
	Salary	PTO	Payment	Payments	Stock Options	Stock Units	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)

Mark D. Dankberg	13,462	134,615	4,200,000	25,200	1,978,393	2,618,709	8,970,379
Richard A. Baldridge	10,192	86,477	3,180,000	25,200	1,136,700	1,404,813	5,843,382
Ronald G. Wangerin	7,115	48,566	1,220,000	25,200	413,399	509,744	2,224,024
Keven K. Lippert	5,962	48,196	980,000	25,200	162,663	658,161	1,880,182
Thomas E. Moore	6,731	25,077	1,110,000	25,200	651,000	795,340	2,613,348

(1)	Represents the fully earned but unpaid salary as of April 2, 2010.

(2)	Represents accrual for paid time off that had not been taken as of April 2, 2010.

(3)	Amounts shown equal an aggregate of 18 months of COBRA payments for the Named Executive Officer.

(4)	The intrinsic value of accelerated stock options is based on the difference between the market price of our common stock on April 2, 2010 ($34.58) and the option exercise price, multiplied by the number of shares for which the option was accelerated.

(5)	The intrinsic value of accelerated restricted stock units is computed by multiplying the market price of our common stock on April 2, 2010 ($34.58) by the number of shares that were accelerated.

Director Compensation

The following table sets forth the compensation earned during the fiscal year ended April 2, 2010 by each of our non-employee directors.

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)	($)	($)

Robert W. Johnson	69,250	43,200	46,841	—	—	—	159,291
B. Allen Lay	78,000	43,200	46,841	—	—	—	168,041
Jeffrey M. Nash	71,750	43,200	46,841	—	—	—	161,791
John P. Stenbit	60,000	43,200	46,841	—	—	—	150,041
Michael B. Targoff	56,000	43,200	46,841	—	—	—	146,041
Harvey P. White	65,500	43,200	46,841	—	—	—	155,541

(1)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock units granted in fiscal 2010. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in our annual report on Form 10-K for the fiscal year ended April 2, 2010, as filed with the SEC. The aggregate number of restricted stock units outstanding at the end of fiscal 2010 for each director was as follows: Dr. Johnson (1,600); Mr. Lay, which shares are held by Lay Ventures L.P. (1,600); Dr. Nash (1,600); Mr. Stenbit (1,600); Mr. Targoff (1,600); and Mr. White (1,600).

(2)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options granted in fiscal 2010. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in our annual report on Form 10-K for the fiscal year ended April 2, 2010, as filed with the SEC. The aggregate number of stock options outstanding at the end of fiscal 2010 for each director was as follows: Dr. Johnson (89,000); Mr. Lay, which shares are held by Lay Ventures L.P. (89,000); Dr. Nash (83,800); Mr. Stenbit (70,000); Mr. Targoff (80,000); and Mr. White (60,000).

Directors who are employees of the company, such as Mr. Dankberg, do not receive any additional compensation for their services as directors. Non-employee directors are entitled to receive an annual retainer for their service in the amount of $30,000 as a member of the Board, $12,000 for the chair of the Audit Committee, $8,000 for the chair of the Compensation and Human Resources Committee, $3,000 for the chair of the other Board committees, $6,000 as a non-chair member of the Audit Committee, $4,000 as a non-chair member of the Compensation and Human Resources Committee, and $2,000 as a non-chair member of the other Board committees. In addition, each non-employee director receives a meeting fee of $2,000 for each Board meeting attended, $1,500 for each committee meeting attended as the chair of such committee, and $1,000 for each committee meeting attended as a non-chair member of such committee. The meeting fee paid to non-employee directors for participation via telephone for each Board meeting or committee meeting is one-half of the regular meeting fee. At the time of initial election to the Board, each non-employee director is granted 3,000 restricted stock units and an option to purchase 9,000 shares of our common stock, and at each subsequent annual meeting of stockholders, each non-employee director is entitled to receive an annual equity grant in the form of 1,600 restricted stock units and an option to purchase 5,000 shares of our common stock. Members of the Board of Directors are reimbursed for expenses incurred in attending Board and committee meetings, and in connection with Board related activities.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee for the 2010 fiscal year were Dr. Nash, Mr. Stenbit and Mr. White. During fiscal 2010, no interlocking relationship existed between any member of the Compensation and Human Resources Committee and any member of any other company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Audit Committee (or another independent body of the Board of Directors, such as the independent and disinterested members of the Board) reviews transactions that may be “related person transactions,” which are transactions between ViaSat and related persons where the amount involved exceeds $120,000 in a single fiscal year and in which a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, director nominee, executive officer, beneficial owner of more than 5% of ViaSat common stock and their respective immediate family members. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve or ratify any related person transaction that is required to be disclosed in this proxy statement in accordance with SEC rules. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee or the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee or the Board deems appropriate.

Related Party Transactions

Michael Targoff, a director of ViaSat since February 2003, currently serves as the Chief Executive Officer, President and Vice Chairman of Loral Space & Communications Inc. (Loral), the parent of Space Systems/Loral, Inc. (SS/L), and is also a director of Telesat Holdings Inc., a joint venture company formed by Loral and the Public Sector Pension Investment Board to acquire Telesat Canada in October 2007. John Stenbit, a director of ViaSat since August 2004, also currently serves on the board of directors of Loral. In January 2008, we entered into several agreements with SS/L, Loral and Telesat Canada related to our anticipated high capacity satellite system. Under a satellite construction contract with SS/L, we agreed to purchase a new broadband satellite (ViaSat-1) designed by us and currently under construction by SS/L for approximately $209.1 million, subject to purchase price adjustments based on satellite performance. In addition, we entered into a beam sharing agreement with Loral, whereby Loral is responsible for contributing 15% of the total costs (estimated at approximately $57.6 million) associated with the ViaSat-1 satellite project. In February 2010, we entered into an agreement with a subsidiary of Loral for the provision of certain RF equipment and services to be integrated into the Loral gateways to enable Loral to provide commercial service using the Loral payload on ViaSat-1. The contract is valued at approximately $7.8 million before the exercise of options. Our agreements with SS/L, Loral and Telesat Canada were approved by the disinterested members of our Board of Directors, after a determination by the disinterested members of our Board that the terms and conditions of such agreements were fair to and in the best interests of ViaSat and its stockholders. During fiscal 2010, we paid $62.9 million to SS/L for the construction of ViaSat-1 and, as of April 2, 2010, we had $3.8 million in outstanding payables relating thereto. During fiscal 2010, we also received $2.6 million from SS/L under the beam sharing agreement with Loral and, as of April 2, 2010, we had $3.8 million in outstanding receivables relating thereto. In the ordinary course of business, we recognized $0.2 million of revenue and $2.1 million of expense related to Telesat Canada during fiscal 2010, and as of April 2, 2010, we had $0.9 million in outstanding accounts receivable due from Telesat Canada.

A brother of Mark Dankberg, ViaSat’s Chairman and Chief Executive Officer, is a tax partner with Deloitte & Touche LLP. In the ordinary course of business, we have engaged, and may in the future engage, Deloitte to provide tax consulting and other services. During fiscal 2010, we paid Deloitte approximately $313,000 for these services. Another brother of Mr. Dankberg is employed by ViaSat as an information systems architect. He earned an aggregate of approximately $169,000 in base salary and bonus during fiscal 2010, and participates in our equity award and benefit programs. His performance is evaluated consistent with our normal human resources practices.

A brother of Mark Miller, ViaSat’s Chief Technical Officer, is a software engineer at ViaSat. He earned an aggregate of approximately $134,500 in base salary and bonus during fiscal 2010 with respect to his employment, and participates in our equity award and benefit programs. His performance is evaluated consistent with our normal human resources practices.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of ViaSat’s financial reporting, internal control and audit functions. The Audit Committee is comprised solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written audit committee charter adopted by the Board of Directors. A copy of the audit committee charter can be found on the “Investor Relations” section of ViaSat’s website at investors.viasat.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its written charter, are intended to be in accordance with applicable requirements for corporate audit committees.

Management is responsible for the preparation, presentation and integrity of ViaSat’s financial statements, accounting and financial reporting principles, establishing and maintaining a system of disclosure controls and procedures, establishing and maintaining a system of internal controls, and procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, ViaSat’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of ViaSat’s internal control over financial reporting. The Audit Committee periodically meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of ViaSat’s internal controls and the overall quality of ViaSat’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal 2010 with management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from ViaSat.

In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that ViaSat’s audited financial statements be included in ViaSat’s annual report on Form 10-K for the fiscal year ended April 2, 2010 for filing with the SEC.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of ViaSat, except to the extent that ViaSat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the Audit Committee

B. Allen Lay (Chair)
Robert W. Johnson
Jeffrey M. Nash
Harvey P. White

OTHER MATTERS

Stockholder Proposals for Inclusion in ViaSat’s 2011 Proxy Statement.  Stockholders of ViaSat may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement relating to the 2011 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than April 4, 2011 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2010 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at the 2011 Annual Meeting.  If a stockholder wishes to present a proposal at our 2011 annual meeting of stockholders without including the proposal in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws and must otherwise satisfy the conditions set forth in our bylaws for stockholder proposals. Under our bylaws, a stockholder must notify us no earlier than May 25, 2011 (120 calendar days prior to the anniversary of our 2010 annual meeting) and no later than June 24, 2011 (90 calendar days prior to the anniversary of our 2010 annual meeting) unless the date of the 2011 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2010 annual meeting. If the stockholder fails to give timely notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

APPENDIX A

1996 EQUITY PARTICIPATION PLAN
OF VIASAT, INC.

(As Amended and Restated Effective September 22, 2010)

ViaSat, Inc., a Delaware corporation, adopted The 1996 Equity Participation Plan of ViaSat, Inc. (the “Plan”), effective October 24, 1996, for the benefit of its eligible employees, consultants and directors. The Plan consists of two plans, one for the benefit of key Employees (as such term is defined below) and consultants and one for the benefit of Independent Directors (as such term is defined below). The following is an amendment and restatement of the Plan effective as of September 22, 2010, as further amended.

The purposes of this Plan are as follows:

(1) To provide an additional incentive for directors, key Employees and consultants to further the growth, development and financial success of ViaSat, Inc. (the “Company”) by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

(2) To enable the Company to obtain and retain the services of directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I.

DEFINITIONS

1.1 General.  Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

1.2 Award Limit.  “Award Limit” shall mean Five Hundred Thousand (500,000) shares of Common Stock with respect to Options or Stock Appreciation Rights granted under the Plan and One Hundred Fifty Thousand (150,000) shares of Common Stock with respect to awards of Restricted Stock, Performance Awards, Dividend Equivalents, Restricted Stock Units, or Stock Payments granted under the Plan; provided, however, that in connection with an individual’s initial service as an Employee, such limit will be Three Hundred Thousand (300,000) shares of Common Stock with respect to awards of Restricted Stock, Performance Awards, Dividend Equivalents, Restricted Stock Units or Stock Payments granted under the Plan. The maximum aggregate amount of cash that may be paid to an individual in cash during any fiscal year of the Company with respect to awards designated to be paid in cash shall be $1,000,000.

1.3 Board.  “Board” shall mean the Board of Directors of the Company.

1.4 Change in Control.  “Change in Control” shall mean a change in ownership or control of the Company effected through either of the following transactions:

(a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept; or

(b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

1.5 Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6 Committee.  “Committee” shall mean the Compensation Committee of the Board, or another committee of the Board, appointed as provided in Section 9.1.

1.7 Common Stock.  “Common Stock” shall mean the common stock of the Company, par value $0.0001 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock. Debt securities of the Company convertible into Common Stock shall be deemed equity securities of the Company.

1.8 Company.  “Company” shall mean ViaSat, Inc., a Delaware corporation.

1.9 Corporate Transaction.  “Corporate Transaction” shall mean any of the following stockholder-approved transactions to which the Company is a party:

(a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon this Plan and all Options are assumed by the successor entity;

(b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a) above; or

(c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

1.10 Director.  “Director” shall mean a member of the Board.

1.11 Dividend Equivalent.  “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VII of this Plan.

1.12 Employee.  “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.13 Equity Restructuring.  “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding awards.

1.14 Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.15 Fair Market Value.  “Fair Market Value” of a share of Common Stock as of a given date shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading or quoted, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next following date on which a trade occurs, or (ii) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the closing price of a share of Common Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Committee (or the Board, in the case of awards granted to Independent Directors) acting in good faith.

1.16 Grantee.  “Grantee” shall mean an Employee, Director or consultant granted a Performance Award, Dividend Equivalent, Stock Payment or Stock Appreciation Right, or an award of Restricted Stock Units, under this Plan.

1.17 Incentive Stock Option.  “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

1.18 Independent Director.  “Independent Director” shall mean a member of the Board who is not an Employee of the Company.

1.19 Non-Qualified Stock Option.  “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Committee.

1.20 Option.  “Option” shall mean a stock option granted under Article III of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and consultants shall be Non-Qualified Stock Options.

1.21 Optionee.  “Optionee” shall mean an Employee, Director or consultant granted an Option under this Plan.

1.22 Performance Award.  “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VII of this Plan.

1.23 Plan.  “Plan” shall mean The 1996 Equity Participation Plan of ViaSat, Inc.

1.24 QDRO.  “QDRO” shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.25 Restricted Stock.  “Restricted Stock” shall mean Common Stock awarded under Article VI of this Plan.

1.26 Restricted Stock Unit.  “Restricted Stock Unit” shall mean a right to receive Common Stock awarded under Article VII of this Plan.

1.27 Restricted Stockholder.  “Restricted Stockholder” shall mean an Employee, Director or consultant granted an award of Restricted Stock under Article VI of this Plan.

1.28 Rule 16b-3.  “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.29 Stock Appreciation Right.  “Stock Appreciation Right” shall mean a stock appreciation right granted under Article VIII of this Plan.

1.30 Stock Payment.  “Stock Payment” shall mean (i) a payment in the form of shares of Common Stock, or (ii) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to a key Employee, Director or consultant in cash, awarded under Article VII of this Plan.

1.31 Subsidiary.  “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.32 Termination of Consultancy.  “Termination of Consultancy” shall mean the time when the engagement of an Optionee, Grantee or Restricted Stockholder as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement; but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Consultancy. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

1.33 Termination of Directorship.  “Termination of Directorship” shall mean the time when an Optionee or Grantee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

1.34 Termination of Employment.  “Termination of Employment” shall mean the time when the employee-employer relationship between an Optionee, Grantee or Restricted Stockholder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an Optionee, Grantee or Restricted Stockholder by the Company or any Subsidiary, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1 Shares Subject to Plan.

(a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Restricted Stock Units, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company’s Common Stock, par value $0.0001 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 17,400,000. The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

(b) Any shares subject to Options or Stock Appreciation Rights shall be counted against the numerical limit of Section 2.1(a) as one share for every share subject thereto. Any shares subject to awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Restricted Stock Units, or Stock Payments with a per share purchase price lower than 100% of Fair Market Value on the date of grant will be counted against the numerical limit of Section 2.1(a) as 2.65 shares for every one share subject thereto. To the extent that a share that was subject to an award that counted as 2.65 shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under Section 2.2, the Plan will be credited with 2.65 shares. To the extent that shares are delivered pursuant to the exercise of a Stock Appreciation Right, the number of underlying shares as to which the exercise related shall be counted against the Plan’s share limits set forth above, as opposed to only counting the shares actually issued. For example, if a Stock Appreciation Right relates to 100,000 shares and is exercised at a time when the payment due to the holder is 50,000 shares, 100,000 shares shall be charged against the Plan’s share limits with respect to such exercise.

(c) The maximum number of shares which may be subject to awards granted under the Plan to any individual in any fiscal year, and the maximum aggregate amount of cash that may be paid in cash during any fiscal year with respect to awards designated to be paid in cash, shall not exceed the applicable Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the Company stockholders approve an option exchange program whereby the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit. Furthermore, to the extent required by Section 162(m) of the Code, if, after grant of a Stock Appreciation Right, the base amount on which stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Company’s Common Stock, the transaction is treated as a cancellation of the Stock Appreciation Right and a grant of a new Stock Appreciation Right and both the Stock Appreciation Right deemed to be canceled and the Stock Appreciation Right deemed to be granted are counted against the Award Limit.

2.2 Add-Back of Options and Other Rights.  If any Option, or other right to acquire shares of Common Stock under any other award under this Plan, expires or is canceled without having been fully exercised, or an award is settled in cash without the delivery of shares of Common Stock to the award holder, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration or cancellation may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Furthermore, any shares subject to Options or other awards which are adjusted pursuant to Section 10.3 and become exercisable with respect to shares of stock of another corporation shall be considered canceled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. If any share of Restricted Stock is forfeited by the Restricted Stockholder or repurchased by the Company pursuant to Section 6.6 hereof, such share may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Any shares of Common Stock tendered or withheld to satisfy (a) the exercise price of an Option or (b) the tax withholding obligation pursuant to any award may not again be optioned, granted or awarded hereunder.

ARTICLE III.

GRANTING OF OPTIONS

3.1 Eligibility.  Any Employee or consultant selected by the Committee pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 3.4(d).

3.2 Disqualification for Stock Ownership.  No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

3.3 Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee.

3.4 Granting of Options.

(a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

(i) Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Options or other awards under this Plan) such of them as in its opinion should be granted Options;

(ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

(iii) Subject to Section 3.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

(iv) Determine the terms and conditions of such Options, consistent with this Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b) Upon the selection of a key Employee or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Employee or consultant that the Employee or consultant surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments or other rights which have been previously granted to him under this Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the exercise price of such surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award; provided, however, except as permitted under Section 10.3 of the Plan, no Option or Stock Appreciation Right shall, without stockholder approval, be (i) repriced, exchanged for an Option or Stock Appreciation Right with a lower price or otherwise modified where the effect would be to reduce the exercise price of the Option or Stock Appreciation Right; or (ii) exchanged for cash or an alternate award under the Plan.

(c) Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.

(d) During the term of the Plan, each person who is initially elected or appointed to the Board and who is an Independent Director at the time of such initial election or appointment shall automatically be granted an Option to purchase Nine Thousand (9,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of such initial election or appointment, which Option will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the Independent Director’s continued service as a Director on each such vesting date. In addition, during the term of the Plan, each Independent Director shall automatically be granted an Option to purchase Five Thousand (5,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after his or her initial election or appointment to the Board at which directors are elected to the Board, which Option will vest on the first anniversary of the date of grant, subject to the Independent Director’s continued service as a Director on such vesting date; provided, however, that a person who is initially elected to the Board at an annual meeting of stockholders and who is an Independent Director at the time of such initial election shall receive only an initial Option grant on the date of such election pursuant to the preceding sentence and shall not receive an Option grant pursuant to this sentence until the date of the next annual meeting of stockholders following such initial election. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Option grant pursuant to the first sentence of this Section 3.4(d), but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Options as described in the second sentence of this Section 3.4(d).

ARTICLE IV.

TERMS OF OPTIONS

4.1 Option Agreement.  Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Options granted to Independent Directors) shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.2 Option Price.  The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted and in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

4.3 Option Term.  The term of an Option shall be set by the Committee in its discretion; provided, however, that no Option shall have a term longer than six (6) years from the date the Option is granted and in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) the term may not exceed five (5) years from the date the Option is granted. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Optionee, or amend any other term or condition of such Option relating to such a termination.

4.4 Option Vesting.

(a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option (except an Option granted to an Independent Director) vests. The Committee may also provide that the vesting of an Option granted under the Plan which is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall occur upon the satisfaction of one or more performance goals based on the performance criteria set forth in Section 7.1.

(b) No portion of an Option which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee (or the Board, in the case of Options granted to Independent Directors) in the case of Options granted to Employees or consultants either in the Stock Option Agreement or by action of the Committee (or the Board, in the case of Options granted to Independent Directors) following the grant of the Option.

(c) To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

For purposes of this Section 4.4(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

4.5 Consideration.  In consideration of the granting of an Option, the Optionee shall agree, in the written Stock Option Agreement, to remain in the employ of (or to consult for or to serve as an Independent Director of, as applicable) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Stock Option Agreement or by action of the Committee following grant of the Option) after the Option is granted (or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without good cause.

ARTICLE V.

EXERCISE OF OPTIONS

5.1 Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee (or the Board, in the case of Options granted to Independent Directors) may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

5.2 Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

(a) A written notice complying with the applicable rules established by the Committee (or the Board, in the case of Options granted to Independent Directors) stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;

(b) Such representations and documents as the Committee (or the Board, in the case of Options granted to Independent Directors), in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and book entries and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Committee (or the Board, in the case of Options granted to Independent Directors), may in its discretion, (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee or the

Board; (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Committee (or the Board, in the case of Options granted to Independent Directors) may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan or other extension of credit from the Company when or where such loan or other extension of credit is prohibited by law.

5.3 Conditions to Issuance of Shares.  The Company shall not be required to issue or deliver any certificate or certificates, or make any book entries, for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee (or Board, in the case of Options granted to Independent Directors) shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Committee (or Board, in the case of Options granted to Independent Directors) may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee (or the Board, in the case of Options granted to Independent Directors) or required by any applicable law, rule or regulation, the Company shall not deliver to any Optionee certificates evidencing shares of Common Stock issued in connection with any Option and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

5.4 Rights as Stockholders.  The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders or book entries evidencing such shares have been made by the Company.

5.5 Ownership and Transfer Restrictions.  The Committee (or Board, in the case of Options granted to Independent Directors), in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates or book entries evidencing such shares. The Committee may require an Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of granting such Option to such Employee or (ii) one year after the transfer of such shares to such Employee. The Committee may direct that the certificates or book entries evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

5.6 Limitations on Exercise of Options Granted to Independent Directors.  No Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of twelve (12) months from the date of the Optionee’s death;

(b) The expiration of twelve (12) months from the date of the Optionee’s Termination of Directorship, Termination of Consultancy or Termination of Employment by reason of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code);

(c) The expiration of three (3) months from the last to occur of the Optionee’s Termination of Directorship, Termination of Consultancy or Termination of Employment, unless the Optionee dies within said three-month period; or

(d) The expiration of six (6) years from the date the Option was granted.

ARTICLE VI.

AWARD OF RESTRICTED STOCK

6.1 Award of Restricted Stock.

(a) The Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) may from time to time, in its absolute discretion:

(i) Select from among the key Employees, consultants or Independent Directors (including Employees, consultants or Independent Directors who have previously received other awards under this Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with this Plan.

(b) The Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) Upon the selection of a key Employee, consultant or Independent Director to be awarded Restricted Stock, the Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

6.2 Restricted Stock Agreement.  Restricted Stock shall be issued only pursuant to a written Restricted Stock Agreement, which shall be executed by the selected key Employee, consultant or Independent Director and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall determine, consistent with this Plan. The issuance of any shares of Restricted Stock shall be made subject to satisfaction of all provisions of Section 5.3.

6.3 Consideration.  As consideration for the issuance of Restricted Stock, in addition to payment of any purchase price, the Restricted Stockholder shall agree, in the written Restricted Stock Agreement, to remain in the employ of, to consult for, or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after the Restricted Stock is issued (or such shorter period as may be fixed in the Restricted Stock Agreement or by action of the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) following grant of the Restricted Stock or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Restricted Stock Agreement hereunder shall confer on any Restricted Stockholder any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Restricted Stockholder at any time for any reason whatsoever, with or without good cause.

6.4 Rights as Stockholders.  Upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 6.7, the Restricted Stockholder shall have, unless otherwise provided by the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), all the rights of a stockholder with respect to said shares, subject to the restrictions in his Restricted Stock Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 6.5.

6.5 Restriction.  All shares of Restricted Stock issued under this Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and vesting restrictions based on duration of employment with the Company, Company performance and individual performance; provided, further, that by action taken after the Restricted Stock is issued, the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. The Committee may also provide that the vesting of Restricted Stock granted under the Plan which is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall occur upon the satisfaction of one or more performance goals based on the performance criteria set forth in Section 7.1. Notwithstanding the foregoing, except as permitted under Section 10.3 of the Plan, shares of Restricted Stock will vest no more rapidly than ratably over a three (3) year period from the date of grant, unless the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) determines that the Restricted Stock award is to vest upon the achievement of one or more performance goals, in which case the period for measuring performance will be at least twelve (12) months. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.6 Repurchase or Forfeiture of Restricted Stock.  The Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall provide in the terms of each individual Restricted Stock Agreement that the Company shall have the right to repurchase from the Restricted Stockholder the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment, Termination of Consultancy or Termination of Directorship between the Restricted Stockholder and the Company, at a cash price per share equal to the price paid by the Restricted Stockholder for such Restricted Stock; provided, however, that provision may be made that no such right of repurchase shall exist in the event of a Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company or because of the Restricted Stockholder’s retirement, death or disability, or otherwise. Unless provided otherwise by the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), if no cash consideration was paid by the Restricted Stockholder upon issuance, a Restricted Stockholder’s rights in unvested Restricted Stock shall lapse upon the last to occur of Termination of Employment, Termination of Consultancy or Termination of Directorship with the Company.

6.7 Escrow.  The Secretary of the Company or such other escrow holder as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

6.8 Legend.  In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall cause a legend or legends to be placed on certificates or book entries representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

ARTICLE VII.

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, RESTRICTED STOCK UNITS, STOCK PAYMENTS

7.1 Performance Awards.  Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted one or more Performance Awards. The Committee shall select the performance criteria (and any permissible adjustments) for each Performance Award for purposes of establishing the performance goal or performance goals applicable to such Performance Award for the designated performance period. The performance criteria that shall be used to establish such performance goals shall be limited to the following: (a) net earnings (either before or after one or more of the following: (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization), (b) gross or net sales or revenue, (c) net income (either before or after taxes), (d) operating earnings or profit, (e) cash flow (including, but not limited to, operating cash flow and free cash flow), (f) return on assets, (g) return on capital, (h) return on stockholders’ equity, (i) return on sales, (j) gross or net profit or operating margin, (k) costs, (l) funds from operations, (m) expenses, (n) working capital, (o) earnings per share, or (p) price per share of the Common Stock, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators. The performance goals for a performance period shall be established in writing by the Committee (or the Board, in the case of an award to an Independent Director) based on one or more of the foregoing performance criteria, which goals may be expressed in terms of overall Company performance or the performance of a division, business unit or an individual. In making such determinations, the Committee (or the Board, in the case of an award to an Independent Director) shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular key Employee, consultant or Independent Director.

7.2 Dividend Equivalents.  Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Option, Stock Appreciation Right, Restricted Stock Unit or Performance Award is granted, and the date such Option, Stock Appreciation Right, Restricted Stock Unit or Performance Award is exercised, vests or expires, as determined by the Committee (or the Board, in the case of an award to an Independent Director). Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee (or the Board, in the case of an award to an Independent Director). Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

7.3 Stock Payments.  Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee (or the Board, in the case of an award to an Independent Director) and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee (or the Board, in the case of an award to an Independent Director), determined on the date such Stock Payment is made or on any date thereafter. The Committee may provide that the vesting of Stock Payments granted under the Plan which are intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall occur upon the satisfaction of one or more performance goals based on the performance criteria set forth in Section 7.1.

7.4 Restricted Stock Units.

(a) Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted an award of Restricted Stock Units in the manner determined from time to time by the Committee. The number of shares subject to a Restricted Stock Unit award shall be determined by the Committee (or the Board, in the case of an award to an Independent Director). The Committee may provide that the vesting of Restricted Stock Units granted under the Plan which are intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall occur upon the satisfaction of one or more performance goals based on the performance criteria set forth in Section 7.1. Common Stock underlying a Restricted Stock Unit award will not be issued until the Restricted Stock Unit award has vested. Unless otherwise provided by the Committee (or the Board, in the case of an award to an Independent Director), a Grantee of Restricted Stock Units shall have no rights as a Company stockholder with respect to the shares of Common Stock underlying such Restricted Stock Units until such time as the award has vested and such Common Stock underlying the award has been issued.

(b) During the term of the Plan thereafter, each person who is initially elected or appointed to the Board and who is an Independent Director at the time of such initial election or appointment shall automatically be granted an award of Three Thousand (3,000) Restricted Stock Units (subject to adjustment as provided in Section 10.3) on the date of such initial election or appointment, which Restricted Stock Unit award will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the Independent Director’s continued service as a Director on each such vesting date. In addition, during the term of the Plan thereafter, each Independent Director shall automatically be granted an award of One Thousand Six Hundred (1,600) Restricted Stock Units (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after his or her initial election or appointment to the Board at which directors are elected to the Board, which Restricted Stock Unit award will vest on the first anniversary of the date of grant, subject to the Independent Director’s continued service as a Director on such vesting date; provided, however, that a person who is initially elected to the Board at an annual meeting of stockholders and who is an Independent Director at the time of such initial election shall receive only an initial Restricted Stock Unit award on the date of such election pursuant to the preceding sentence and shall not receive a Restricted Stock Unit award pursuant to this sentence until the date of the next annual meeting of stockholders following such initial election. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Restricted Stock Unit award pursuant to the first sentence of this Section 7.4(b), but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Restricted Stock Unit awards as described in the second sentence of this Section 7.4(b).

7.5 Performance Award Agreement, Dividend Equivalent Agreement, Restricted Stock Unit Agreement, Stock Payment Agreement.  Each Performance Award, Dividend Equivalent, award of Restricted Stock Units and/or Stock Payment shall be evidenced by a written agreement, which shall be executed by the Grantee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of an award to an Independent Director) shall determine, consistent with this Plan.

7.6 Term.  The term of a Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment shall be set by the Committee (or the Board, in the case of an award to an Independent Director) in its discretion.

7.7 Exercise Upon Termination of Employment.  A Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment is exercisable or payable only while the Grantee is an Employee, consultant or Independent Director; provided that the Committee may (or the Board, in the case of an award to an Independent Director) determine that the Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment may be exercised or paid subsequent to Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.

7.8 Payment on Exercise.  Payment of the amount determined under Section 7.1 or 7.2 above shall be in cash, in Common Stock or a combination of both, as determined by the Committee (or the Board, in the case of an award to an Independent Director). To the extent any payment under this Article VII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 5.3.

7.9 Consideration.  As consideration for the issuance of a Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment, the Grantee shall agree, in a written agreement, to remain in the employ of, to consult for, or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after such Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment is granted (or such shorter period as may be fixed in such agreement or by action of the Committee (or the Board, in the case of an award to an Independent Director) following such grant or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any agreement hereunder shall confer on any Grantee any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

ARTICLE VIII.

STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted to any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director). A Stock Appreciation Right may be granted (i) in connection and simultaneously with the grant of an Option, (ii) with respect to a previously granted Option, or (iii) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with this Plan as the Committee (or the Board, in the case of an award to an Independent Director) shall impose and shall be evidenced by a written Stock Appreciation Right Agreement, which shall be executed by the Grantee and an authorized officer of the Company; provided, however, that no Stock Appreciation Right shall have a term longer than six (6) years from the date the Stock Appreciation Right is granted. The Committee, in its discretion, may determine whether a Stock Appreciation Right is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and Stock Appreciation Right Agreements evidencing Stock Appreciation Rights intended to so qualify shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code, including providing that the vesting of such Stock Appreciation Rights shall occur upon the satisfaction of one or more performance goals based on the performance criteria set forth in Section 7.1. Without limiting the generality of the foregoing, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition of the grant of a Stock Appreciation Right to an Employee, consultant or Independent Director that the Employee, consultant or Independent Director surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, or other rights which have been previously granted to him under this Plan or otherwise. Subject to Section 3.4(b), a Stock Appreciation Right, the grant of which is conditioned upon such surrender, may have an exercise price lower (or higher) than the exercise price of the surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award.

8.2 Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Grantee for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Grantee (or other person entitled to exercise the Option pursuant to this Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

8.3 Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of Common Stock as the Committee may determine; provided, however, that unless the Committee otherwise provides in the terms of the ISAR or otherwise, no ISAR granted to a person subject to Section 16 of the Exchange Act shall be exercisable until at least six months have elapsed from (but excluding) the date on which the Option was granted. The exercise price per share of Common Stock subject to each ISAR shall be set by the Committee; provided, however, that such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the ISAR is granted. An ISAR is exercisable only while the Grantee is an Employee, consultant or Independent Director; provided that the Committee may determine that the ISAR may be exercised subsequent to Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Grantee (or other person entitled to exercise the ISAR pursuant to this Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

8.4 Payment and Limitations on Exercise.

(a) Payment of the amount determined under Sections 8.2(c) and 8.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 5.3 above pertaining to Options.

(b) Grantees of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Board or Committee.

8.5 Consideration.  As consideration for the granting of a Stock Appreciation Right, the Grantee shall agree, in the written Stock Appreciation Right Agreement, to remain in the employ of, to consult for or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after the Stock Appreciation Right is granted (or such shorter period as may be fixed in the Stock Appreciation Right Agreement or by action of the Committee (or the Board, in the case of an award to an Independent Director) following grant of the Stock Appreciation Right or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Stock Appreciation Right Agreement hereunder shall confer on any Grantee any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

ARTICLE IX.

ADMINISTRATION

9.1 Compensation Committee.  The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under this Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

9.2 Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to awards granted to Independent Directors. Any such grant or award under this Plan need not be the same with respect to each Optionee, Grantee or Restricted Stockholder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section shall serve in such capacity at the pleasure of the Committee.

9.3 Majority Rule; Unanimous Written Consent.  The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

9.4 Compensation; Professional Assistance; Good Faith Actions.  Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, Grantees, Restricted Stockholders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1 Not Transferable.  Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. No Option, Restricted Stock award, Restricted Stock Unit award, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee, Grantee or Restricted Stockholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

During the lifetime of the Optionee or Grantee, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Optionee or Grantee, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee’s or Grantee’s will or under the then applicable laws of descent and distribution.

10.2 Amendment, Suspension or Termination of this Plan.  Except as otherwise provided in this Section 10.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 10.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan or modify the Award Limit, and no action of the Board or the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, or the rules and regulations of any stock exchange or national market system on which the Common Stock is then listed. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, alter or impair any rights or obligations under any Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after June 21, 2020.

10.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) Subject to Section 10.3(d), in the event that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property) (other than normal cash dividends), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event (other than an Equity Restructuring), in the Committee’s sole discretion (or in the case of awards granted to

Independent Directors, the Board’s sole discretion), affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, Restricted Stock award, Performance Award, Stock Appreciation Right, Dividend Equivalent, Restricted Stock Unit award or Stock Payment, then the Committee (or the Board, in the case of awards granted to Independent Directors) shall, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted under the Plan, or which may be granted as Restricted Stock (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued, adjustments of the Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted),

(ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of shares of outstanding Restricted Stock, and

(iii) the grant or exercise price with respect to any Option, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment, and

(iv) the number and kind of shares of Common Stock (or other securities or property) for which automatic grants of Options and Restricted Stock Units are subsequently to be made to new and continuing Independent Directors pursuant to Section 3.4(d) and Section 7.4(b), respectively.

(b) Subject to Sections 10.3(b)(vii), 10.3(d) and 10.3(e) in the event of any Corporate Transaction or other transaction or event described in Section 10.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board, in the case of awards granted to Independent Directors) in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee (or the Board, in the case of awards granted to Independent Directors) determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of the agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the optionee’s request, for either the purchase of any such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or any Restricted Stock or Restricted Stock Unit for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the optionee’s rights had such option, right or award been currently exercisable or payable or fully vested or the replacement of such option, right or award with other rights or property selected by the Committee (or the Board, in the case of awards granted to Independent Directors) in its sole discretion;

(ii) In its sole and absolute discretion, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event that it cannot be exercised after such event;

(iii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such option, right or award shall be vested and/or exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section 4.4 or (ii) the provisions of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award;

(iv) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event, that upon such event, such option, right or award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(vi) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of a Restricted Stock award or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under a Restricted Stock Agreement upon some or all shares of Restricted Stock may be terminated, and, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 6.6 or forfeiture under Section 6.5 after such event; and

(vii) None of the foregoing discretionary actions taken under this Section 10.3(b) shall be permitted with respect to awards granted to Independent Directors to the extent that such discretion would be inconsistent with the applicable exemptive conditions of Rule 16b-3. In the event of a Change in Control or a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 10.3(b)(iii) above, each award granted to an Independent Director shall be vested and/or exercisable as to all shares covered thereby upon such Change in Control or during the five days immediately preceding the consummation of such Corporate Transaction and subject to such consummation, notwithstanding anything to the contrary in Section 4.4 or the vesting schedule of such awards. In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 10.3(b)(ii) above, no Option granted to an Independent Director may be exercised following such Corporate Transaction unless such Option is, in connection with such Corporate Transaction, either assumed by the successor or survivor corporation (or parent or subsidiary thereof) or replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent or subsidiary thereof).

(c) Subject to Sections 10.3(d) and 10.7, the Committee (or the Board, in the case of awards granted to Independent Directors) may, in its discretion, include such further provisions and limitations in any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or

Restricted Stock Unit agreement or certificate, as it may deem equitable and in the best interests of the Company.

(d) With respect to Incentive Stock Options and awards intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this Section 10.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such award to fail to so qualify under Section 162(m), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee (or the Board, in the case of awards granted to Independent Directors) determines that the option or other award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any option, right or award shall always be rounded to the next whole number.

(e) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 10.3(a) and 10.3(b):

(i) The number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 10(e) shall be nondiscretionary and shall be final and binding on the affected holder and the Company.

(ii) The Committee (or the Board, in the case of awards granted to Independent Directors) shall make such equitable adjustments, if any, as the Committee may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan or the Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted).

10.4 Tax Withholding.  The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Stockholder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of any Option, Restricted Stock, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment. The Committee (or the Board, in the case of awards granted to Independent Directors) may in its discretion and in satisfaction of the foregoing requirement allow such Optionee, Grantee or Restricted Stockholder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option or other award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the minimum amounts required to be withheld.

10.5 Loans.  The Committee may, in its discretion, and to the extent permitted by law extend one or more loans to key Employees in connection with the exercise or receipt of an Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment granted under this Plan, or the issuance, vesting or distribution of Restricted Stock or Restricted Stock Units awarded under this Plan. The terms and conditions of any such loan shall be set by the Committee (or the Board, in the case of awards granted to Independent Directors). No loans will be made to key Employees if such loans would be prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

10.6 Forfeiture Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Committee (or the Board, in the case of awards granted to Independent Directors) shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of Options or other awards made under the Plan, or to require the recipient to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the recipient upon any receipt or exercise of the award, or upon the receipt or resale of any Common Stock underlying such award, must be paid to the Company, and (ii) the award shall terminate and any unexercised portion of such award (whether or not vested) shall be forfeited, if (a) a Termination of Employment, Termination of Consultancy or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, or (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable).

10.7 Limitations Applicable to Section 16 Persons and Performance-Based Compensation.  Notwithstanding any other provision of this Plan, this Plan, and any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment granted, or Restricted Stock or Restricted Stock Unit awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, Stock Payments, Restricted Stock and Restricted Stock Units granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, Stock Payment, Restricted Stock or Restricted Stock Unit intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

10.8 Effect of Plan Upon Options and Compensation Plans.  The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

10.9 Compliance with Laws.  This Plan, the granting and vesting of Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or Restricted Stock or Restricted Stock Units awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

10.10 Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

10.11 Governing Law.  This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

10.12 Section 409A.  To the extent that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any award granted under the Plan is subject to Section 409A of the Code, the award agreement evidencing such award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any award may be subject to Section 409A of the Code and related Department of Treasury guidance (including Department of Treasury guidance), the Committee (or the Board, in the case of awards granted to Independent Directors) may adopt such amendments to the Plan and the applicable award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee (or the Board, in the case of awards granted to Independent Directors) determines are necessary or appropriate to (a) exempt the award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. PROXY CARD FOR ANNUAL MEETING PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The ViaSat Board of Directors unanimously recommends that stockholders vote “FOR” all the nominees listed, and “FOR” Proposals 2 and 3. 1. Election of Directors: For Withhold B. Allen Lay Jeffrey M. Nash B Non-Voting Items. Change of Address — Please print new address below. For Against Abstain 2. Ratification of Appointment of PricewaterhouseCoopers LLP as ViaSat’s Independent Registered Public Accounting Firm 3. Approval of Amendment to the 1996 Equity Participation Plan ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you consent to use the internet to access all future notices of stockholder meetings, proxy statements and annual reports issued by ViaSat (electronic access), please mark this box. See reverse side for details. C Authorized Signatures — Date and Sign Below — This section must be completed for your vote to be counted. Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 (Joint Owner) — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 2 6 1 7 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Important Notice Regarding the Availability of Proxy Materials for the ViaSat Annual Meeting of Stockholders To Be Held on September 22, 2010 The proxy materials for the ViaSat annual meeting of stockholders, including the proxy statement and annual report to stockholders, are available over the internet on the “Investor Relations” section of our website at investors.viasat.com. Electronic Access To Future Documents If you wish to access all future proxy statements and annual reports via the internet as they become available, please consent by marking the appropriate box on the reverse side of this proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. This consent will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of the proxy statement and annual report. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY CARD VIASAT, INC. ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 22, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE VIASAT BOARD OF DIRECTORS The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Mark D. Dankberg and Keven K. Lippert, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of ViaSat, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of ViaSat, Inc. to be held on September 22, 2010 at 8:30 a.m. Pacific Time at 6155 El Camino Real, Carlsbad, California 92009, and at any adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present. THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. SEE REVERSE SIDE TO BE SIGNED AND DATED ON REVERSE SIDE SEE REVERSE SIDE